Exhibit (d)(1)
AGREEMENT AND PLAN OF MERGER
dated as of
January 7, 2007
among
KLA-TENCOR CORPORATION,
FENWAY ACQUISITION CORPORATION
and
THERMA-WAVE, INC.

TABLE OF CONTENTS

Page
ARTICLE 1
Definitions

Section 1.01. Definitions	2
Section 1.02. Other Definitional and Interpretative Provisions	10

ARTICLE 2
The Offer

Section 2.01. The Offer	11
Section 2.02. Company Action	13
Section 2.03. Directors	14
Section 2.04. Top Up Option	15

ARTICLE 3
The Merger

Section 3.01. The Merger	16
Section 3.02. The Closing; Effectiveness	16
Section 3.03. Conversion of Shares	17
Section 3.04. Surrender and Payment	17
Section 3.05. Dissenting Shares	19
Section 3.06. Stock Options	19
Section 3.07. Adjustments	20
Section 3.08. Withholding Rights	21
Section 3.09. Lost Certificates	21

ARTICLE 4
The Surviving Corporation

Section 4.01. Certificate of Incorporation	21
Section 4.02. Bylaws	21
Section 4.03. Directors and Officers	21

ARTICLE 5
Representations and Warranties of the Company

Section 5.01. Corporate Existence and Power	22
Section 5.02. Corporate Authorization	22
Section 5.03. Governmental Authorization	23
Section 5.04. Non-Contravention	23
Section 5.05. Capitalization	24

i

Page
Section 12.14. Specific Performance	68
Annexes
Annex I — Conditions to the Offer
Annex II — Certificate of Incorporation of the Surviving Corporation
Schedule
Schedule I — Company’s Knowledge
Exhibit
Exhibit A — Tender and Support Agreement

AGREEMENT AND PLAN OF MERGER
     AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of January 7, 2007, among KLA-Tencor Corporation, a Delaware corporation (“Parent”), Fenway Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”), and Therma-Wave, Inc., a Delaware corporation (the “Company”).
     WHEREAS, it is proposed that Merger Subsidiary will commence a tender offer (as it may be amended from time to time in accordance with this Agreement, the “Offer”) to acquire (i) all of the outstanding shares of Company’s common stock, par value $0.01 per share (the “Company Shares”), at a price of $1.65 per share in cash, net to the holder thereof (such amount, or any different amount per share offered pursuant to the Offer in accordance with the terms of this Agreement, the “Common Offer Price”) and (ii) all of the outstanding shares of the Company’s Series B Convertible Preferred Stock, par value $0.01 per share (the “Series B Convertible Preferred Shares” and, together with the Company Shares, the “Tender Shares”), at a price of $1.65 per Company Share into which such Series B Convertible Preferred Shares are then convertible on the date of consummation of the Offer, in cash, net to the holder thereof (such amount, or any different amount per share offered pursuant to the offer in accordance with the terms of this Agreement, the “Series B Offer Price” and, together with the Common Offer Price, the “Offer Price”), each on the terms and subject to the conditions set forth herein;
     WHEREAS, it is also proposed that, following the consummation of the Offer, Merger Subsidiary will merge with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Parent, and each share that is not tendered and accepted pursuant to the Offer will thereupon be cancelled and converted into the right to receive cash in an amount equal to the Offer Price, on the terms and subject to the conditions set forth herein;
     WHEREAS, the board of directors of each of the Company, Parent and Merger Subsidiary have approved this Agreement and deem it advisable and in the best interests of their respective stockholders to consummate the Offer, the Merger and the other transactions contemplated hereby, on the terms and subject to the conditions set forth herein; and
     WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and Merger Subsidiary’s willingness to enter into this Agreement, the directors and executive officers of the Company and certain stockholders of the Company have agreed to tender their Tender Shares pursuant to the Tender and Support Agreement substantially in the form attached as Exhibit A (the “Tender and Support Agreement”).

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties hereto agree as follows:
ARTICLE 1
Definitions
     Section 1.01 . Definitions. (a) As used herein, the following terms have the following meanings:
     “Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any Third-Party offer, proposal or inquiry relating to, or any Third-Party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of the Company and its Subsidiaries or any equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company, which equity or voting securities constitute 20% or more of the voting power of all of the equity and voting securities of the Company or such Subsidiary, (ii) any takeover bid, tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Third Party beneficially owning any equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company, which equity or voting securities constitute 20% or more of the voting power of all of the equity and voting securities of the Company or such Subsidiary, (iii) a merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company as a result of which the holders of the Company’s or such Subsidiary’s equity or voting securities immediately prior to such transaction will hold less than 80% of the voting power of the Company or such Subsidiary (or other surviving or resulting entity, as applicable) immediately after the transaction or (iv) a sale of substantially all the assets, liquidation, dissolution or other similar transaction of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company.
     “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. As used in this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

     “Applicable Competition Law” means (i) the HSR Act and (ii) any Applicable Law analogous to the HSR Act or otherwise regulating antitrust, competition or merger control matters in one or more foreign jurisdictions.
     “Applicable Law” means, with respect to any Person, any international, national, federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, judicial decision, decree, ruling or other similar requirement or restriction enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.
     “Business Day” means a day other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Company Balance Sheet” means the consolidated balance sheets of the Company as of March 31, 2006 and the footnotes thereto set forth in the Company 10-K.
     “Company Balance Sheet Date” means March 31, 2006.
     “Company Convertible Security” means (i) the Series B Convertible Preferred Shares, (ii) any options (including, without limitation, Company Stock Options), warrants, stock appreciation rights, convertible promissory notes or other securities convertible into, or exercisable or exchangeable for Company Shares and/or the Series B Convertible Preferred Shares and (iii) any other conversion or exchange right or other right or agreement to purchase, redeem, repurchase or otherwise acquire any equity or equity-linked security of the Company.
     “Company Disclosure Schedule” means the disclosure schedule dated the date of this Agreement regarding this Agreement that has been provided by the Company to Parent and Merger Subsidiary.
     “Company Equity Plan” means any of the Company’s (i) 1997 Stock Purchase and Option Plan, (ii) 1997 Employee Stock Purchase and Option Plan, (iii) 1997 Special Employee Stock Purchase and Option Plan and (iv) 2000 Equity Incentive Plan, as amended.
     “Company Stock Option” means any option to purchase the Company Shares granted under a Company Equity Plan.

     “Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended April 2, 2006.
     “Contract” means any written or oral contract, agreement, note, bond, indenture, mortgage, guarantee, option, lease, license, sales or purchase order, warranty, commitment or other instrument, obligation or binding arrangement or understanding of any kind.
     “Delaware Law” means the General Corporation Law of the State of Delaware.
     “Environmental Laws” means any Applicable Law or any agreement with any Governmental Authority or other third party relating to human health and safety, protection of the indoor or outdoor environment or to Hazardous Substances.
     “Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of any Governmental Authority relating to or required by Environmental Laws and affecting, or relating to, the business of the Company or any of its Subsidiaries as currently conducted.
     “ERISA” means the Employee Retirement Income Security Act of 1974.
     “ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.
     “GAAP” means generally accepted accounting principles in the United States.
     “Governmental Authority” means (i) any government or any state, department, local authority or other political subdivision thereof, (ii) any governmental body, agency, authority (including any central bank, taxing authority or transgovernmental or supranational entity or authority), minister or instrumentality (including any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, or (iii) the Nasdaq.
     “Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, including petroleum, its derivatives, by-products and other hydrocarbons, or any other substance, waste or material regulated under any Environmental Law.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

     “Indebtedness” means, collectively, any (i) indebtedness for borrowed money, (ii) indebtedness evidenced by any bond, debenture, note, mortgage, indenture or other debt instrument or debt security, (iii) amounts owing as deferred purchase price for the purchase of any property or (iv) guarantees with respect to any indebtedness or obligation of a type described in clauses (i) through (iii) above of any other Person.
     “Intellectual Property Rights” means (i) patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof) registered or applied for in the United States and all other nations throughout the world, (ii) rights associated with trademarks, service marks, trade dress, logos, domain names, rights of publicity, trade names and corporate names (whether or not registered) in the United States and all other nations throughout the world, including all registrations and applications for registration of the foregoing, (iii) copyrights (whether or not registered) and registrations and applications for registration thereof in the United States and all other nations throughout the world, including all moral rights, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression, (iv) rights in trade secrets and other confidential, business information (including pricing and cost information, business and marketing plans and customer and supplier lists) and know-how (including manufacturing and production processes and techniques and research and development information), (v) any other similar type of proprietary intellectual property right and (vi) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.
     “Knowledge” means (i) with respect to the Company, the actual knowledge of the officers of the Company listed on Schedule I hereto and, (ii) with respect to any other Person that is not an individual, the actual knowledge of such Person’s officers, and in each case, also includes the knowledge each such officer would reasonably be expected to have by reason of his or her position as an officer of the Company or such other Person.
     “Licensed Intellectual Property Rights” means all Intellectual Property Rights owned by a third party and licensed or sublicensed to the Company or any of its Subsidiaries.
     “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

     “made available” means that, with respect to any document, Contract or information, such item was, (i) available on the SEC’s EDGAR database, (ii) delivered to the other party or (iii) posted and accessible by the other party within the “Project Fenway” workspace on the Intralinks on-line data room, in each case with respect to any document, Contract or information required to be made available as of the date of this Agreement, no later than 12:00 noon New York City time on the date preceding the date of this Agreement.
     “Material Adverse Effect” means any fact, circumstance, change or effect that, individually or when taken together with all other such facts, circumstances, changes or effects that exist at the date of determination, has or is reasonably likely to have a material adverse effect on (i) the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) (to the extent applicable) the Company’s ability to timely consummate the Merger and the other transactions contemplated by this Agreement in accordance with the terms of this Agreement, excluding, in the case of clause (i) above, any such effect resulting from or arising out of: (A) any loss of or adverse change in the relationship of the Company and its Subsidiaries with their respective employees, customers, partners or suppliers arising out of or related to the announcement, pendency or consummation of the Offer or the Merger, (B) general economic, market or political conditions (including acts of terrorism or war or other force majeure events) that do not disproportionately affect the Company and its Subsidiaries, taken as a whole, (C) general conditions in the industry in which the Company and its Subsidiaries operate that do not disproportionately affect the Company and its Subsidiaries, taken as a whole, (D) any changes (after the date of this Agreement) in GAAP or Applicable Law, (E) any failure to take any action as a result of compliance with the restrictions or other prohibitions set forth in the second sentence of Section 7.01, (F) any failure of the Company to meet internal or analysts’ expectations or projections (it being understood that any cause of any such failure may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred), or (G) any Proceeding made or brought by any holder of Tender Shares (on the holder’s own behalf or on behalf of the Company) arising out of or related to this Agreement or any of the transactions contemplated hereby (including the Offer and the Merger).
     “Nasdaq” means the Nasdaq Global Market.
     “1933 Act” means the Securities Act of 1933, as amended.
     “1934 Act” means the Securities Exchange Act of 1934, as amended.
     “Owned Intellectual Property Rights” means all Intellectual Property Rights owned by the Company or any of its Subsidiaries.

     “Other Company Representations” means the representations and warranties of the Company contained in this Agreement, other than the Specified Company Representations.
     “Parent Shares” means the shares of common stock, $0.001 par value, of Parent.
     “Permitted Lien” means (i) any Lien disclosed on the Company Balance Sheet, (ii) any Lien for Taxes not yet due or being contested in good faith by any appropriate Proceedings (and for which adequate accruals or reserves have been established on the Company Balance Sheet), (iii) mechanic’s and other similar statutory liens that do not materially detract from the value or materially interfere with any present or intended use of the property or assets to which such Lien relates and (iv) any Lien (other than those securing Indebtedness) incurred in the ordinary course of business consistent with past practice that does not materially detract from the value or materially interfere with any present or intended use of the property or assets to which such Lien relates.
     “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.
     “Proceeding” means any suit, claim, action, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, review, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.
     “Registered Intellectual Property Rights” means (i) patents registered in the United States and all other nations throughout the world, (ii) registrations of trademarks, service marks, trade dress, logos, domain names, rights of publicity, trade names and corporate names in the United States and all other nations throughout the world, and (iii) registrations of copyrights in the United States and all other nations throughout the world.
     “Registered Intellectual Property Right Applications” means (i) patent applications applied for in the United States and all other nations throughout the world, (ii) applications for registration of trademarks, service marks, trade dress, logos, domain names, rights of publicity, trade names and corporate names in the United States and all other nations throughout the world, and (iii) applications for registration of copyrights in the United States and all other nations throughout the world.
     “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

     “SEC” means the Securities and Exchange Commission.
     “Series B Holders” means the Persons that, as of the date of determination, are holders of Series B Convertible Preferred Shares.
     “Series B Warrants” means the warrants to purchase Company Shares held by the Series B Holders.
     “Specified Company Representations” means the representations and warranties of the Company contained in Sections 5.02, 5.05 (except for Sections 5.05(b), 5.05(e) and 5.05(f)), 5.15 and 5.21.
     “Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.
     “Superior Proposal” means any bona fide, unsolicited, written Acquisition Proposal (including for the avoidance of doubt with respect to a series of related transactions such as a tender offer followed by a merger) which did not result from a breach of Section 7.04 made by a Third Party which, if consummated, would result in a Third Party (or in the case of a direct merger between a Third Party or any Subsidiary of such Third Party and the Company, the stockholder of such Third Party) owning, directly or indirectly, all of the outstanding Tender Shares or all or substantially all the consolidated assets of the Company and its Subsidiaries, and which Acquisition Proposal the Company Board determines in good faith by a majority vote, after considering the advice of its outside legal counsel and of a financial advisor of nationally recognized reputation and taking into account all of the terms and conditions of such Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, (i) is more favorable and provides greater value to all the Company’s stockholders than as provided hereunder (including any changes to the terms of this Agreement or the Offer proposed by Parent prior to the time of such determination in response to such Superior Proposal or otherwise), (ii) is not subject to any financing condition (and if financing is required, such financing is then fully committed to the Third Party) and (iii) is reasonably capable of being completed on the terms proposed without unreasonable delay, taking into account all financial, legal, regulatory and other aspects of such Acquisition Proposal.
     “Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.
     “Voting Shares” means the sum of the number of Company Shares then issued and outstanding and the number of unissued Company Shares issuable upon conversion of all Series B Convertible Preferred Shares then issued and outstanding. For the avoidance of doubt, Voting Shares shall exclude any unissued Company Shares issuable upon conversion of any Company Convertible Security other than Series B Convertible Preferred Shares.
     (b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
401(k) Termination Date	7.06
Adverse Recommendation Change	7.04
Agreement	Preamble
Board Recommendation	2.02
Certificates	3.04
Closing	3.02
Common Offer Price	Recitals
Company	Preamble
Company Board	2.02
Company Disclosure Documents	5.09
Company Proxy Statement	5.09
Company SEC Documents	5.07
Company Securities	5.05
Company Shares	Recitals
Company Subsidiary Securities	5.06
Confidentiality Agreement	7.03
Continuing Employees	8.04
Effective Time	3.02
Employee Plans	5.19
End Date	11.01
ESPP	7.06
Exchange Agent	3.04
Grant Date	5.05
In-the-Money Company Option	3.06
Indemnified Person	8.03
internal controls	5.07
Material Contract	5.14
Material Exclusive IP Rights	5.16
Merger	3.01
Merger Consideration	3.03
Merger Subsidiary	Preamble
Minimum Condition	2.01
Multiemployer Plan	5.19
Offer	Recitals

Term	Section
Offer Documents	2.01
Offer Price	Recitals
Option Exchange Ratio	3.06
Parent	Preamble
Payment Event	12.04
Regulatory Conditions	11.01
Representatives	7.04
Schedule TO	2.01
Schedule 14D-9	2.02
Series B Convertible Preferred Shares	Recitals
Series B Offer Price	Recitals
Subsequent Offering Period	2.01
Stockholder Approval	5.02
Stockholder Meeting	7.02
Surviving Corporation	3.01
Tax	5.17
Taxing Authority	5.17
Tax Return	5.17
Tax Sharing Agreements	5.17
Tender Shares	Recitals
Tender and Support Agreement	Recitals
Top-Up Option	2.04
Top-Up Option Company Shares	2.04
Uncertificated Shares	3.04
     Section 1.02 . Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.
ARTICLE 2
The Offer
     Section 2.01 . The Offer. (a) Provided that nothing shall have occurred that, had the Offer been commenced, would give rise to a right to terminate the Offer pursuant to Article 11 hereof, as promptly as practicable after the date of this Agreement, Merger Subsidiary shall commence (within the meaning of Rule 14d-2 under the 1934 Act) the Offer. The Offer and the obligation of Merger Subsidiary to accept for payment and to pay for any Tender Shares shall be subject only to the condition that there shall be validly tendered in accordance with the terms of the Offer, prior to the scheduled expiration date of the Offer (as it may be extended hereunder) and not withdrawn, Tender Shares that, together with the Tender Shares then directly or indirectly owned by Parent and/or Merger Subsidiary, represent a majority of the Voting Shares (the “Minimum Condition”) and to the other conditions set forth in Annex I hereto. Merger Subsidiary expressly reserves the right to waive any of the conditions to the Offer and to make any change in the terms of or conditions to the Offer; provided that unless otherwise provided by this Agreement or previously approved by the Company in writing (i) the Minimum Condition may not be waived, (ii) no change may be made that changes the form of consideration to be paid, decreases the Offer Price or the number of Tender Shares sought in the Offer or imposes conditions to the Offer in addition to those set forth in Annex I or amends any terms of the Offer in any manner adverse to the holders of Tender Shares and (iii) the Offer may not be extended except as set forth in this Section 2.01(a). Subject to the terms and conditions of this Agreement, the Offer shall expire at midnight, New York City time, on the date that is 20 Business Days (determined using Rule 14d-1(g)(3) of the 1934 Act) after the date that the Offer is commenced. Notwithstanding the foregoing, Merger Subsidiary shall extend the Offer (1) from time to time for successive periods of no more than 10 Business Days each (or such longer period as may be consented to by the Company, such consent not to be unreasonably withheld) if, at the scheduled or extended expiration date of the Offer, any of the conditions to the Offer shall not have been satisfied or waived, until such conditions are satisfied or waived, and (2) for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or any period required by Applicable Law. Following expiration of the Offer, Merger Subsidiary may, in its sole discretion, provide one or more subsequent offering periods (together, the “Subsequent Offering Period”) in accordance with Rule 14d-11 of the 1934 Act. Subject to the foregoing, including the requirements of Rule 14d-11, and upon the terms and subject to the conditions of the Offer, Merger Subsidiary shall, and Parent shall cause it to, accept for payment and pay for, promptly after the expiration of the Offer, all Tender Shares (x) validly tendered and not withdrawn pursuant to the Offer and (y) validly tendered in the Subsequent Offering Period.
     (b) As soon as practicable on the date of commencement of the Offer, Parent and Merger Subsidiary shall (i) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including exhibits thereto, the “Schedule TO”) that shall include the summary term sheet required thereby and, as exhibits or incorporated by reference thereto, the Offer to Purchase and a form of letter of transmittal and summary advertisement, if any, in respect of the Offer (collectively, together with any amendments or supplements thereto, the “Offer Documents”) and (ii) cause the Offer Documents to be disseminated to holders of Tender Shares. The Company shall promptly furnish to Parent and Merger Subsidiary in writing all information concerning the Company that may be required by applicable securities laws or reasonably requested by Parent or Merger Subsidiary for inclusion in the Schedule TO or the Offer Documents. Each of Parent, Merger Subsidiary and the Company agrees promptly to correct any information provided by it for use in the Schedule TO and the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect. Parent and Merger Subsidiary agree to take all steps necessary to cause the Schedule TO as so corrected to be filed with the SEC and the Offer Documents as so corrected to be disseminated to holders of Tender Shares, in each case as and to the extent required by applicable U.S. federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Schedule TO and the Offer Documents each time before any such document is filed with the SEC, and Parent and Merger Subsidiary shall give reasonable and good faith consideration to any comments made by the Company and its counsel. Parent and Merger Subsidiary shall provide the Company and its counsel with (i) any comments or other communications, whether written or oral, that Parent, Merger Subsidiary or their counsel may receive from time to time from the SEC or its staff with respect to the Schedule TO or Offer Documents promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of Parent and Merger Subsidiary to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with Parent and Merger Subsidiary or their counsel in any discussions or meetings with the SEC.

     Section 2.02 . Company Action. (a) The Company hereby consents to the Offer and represents that its board of directors (the “Company Board”), at a meeting duly called and held prior to the execution of this Agreement, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of the Company’s stockholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby, including the Offer and the Merger, in accordance with the requirements of Delaware Law and (iii) recommended acceptance of the Offer by the Company’s stockholders and the Stockholder Approval (such recommendation, the “Board Recommendation”). Except to the extent permitted by Section 7.04(b), the Company hereby represents that no Adverse Recommendation Change has occurred. The Company hereby consents to the inclusion of the foregoing determinations and approvals in the Offer Documents and, to the extent that no Adverse Recommendation Change shall have occurred in accordance with Section 7.04(b), the Company hereby consents to the inclusion of the Board Recommendation in the Offer Documents. The Company further represents that Needham & Company, LLC has delivered to the Company Board its opinion that the consideration to be paid in the Offer and the Merger is fair to the holders of the Company Shares from a financial point of view. The Company has been advised that its directors and executive officers and certain stockholders of the Company have agreed to tender their Tender Shares pursuant to the Offer pursuant to the terms of the Tender and Support Agreement. The Company shall promptly furnish Parent with a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Tender Shares and lists of securities positions of Tender Shares held in stock depositories, in each case true and correct as of the most recent practicable date, and shall provide to Parent such additional information (including updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request in order to disseminate the Offer as required by Applicable Law. Subject to Applicable Laws, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Merger Subsidiary (and their respective agents) shall:
     (x) hold in confidence the information contained in any such lists of stockholders, mailing labels and listings or files of securities positions and additional information;
     (y) use such information only in connection with the Offer and the Merger; and
     (z) if this Agreement shall be terminated pursuant to Article 11, deliver (and use their respective reasonable efforts to cause their agents to deliver) to the Company or destroy (in which case Parent shall deliver or cause to be delivered notice of such destruction, certified by an officer of Parent) any and all copies and any extracts or summaries from such information then in their possession or control.
     (b) As soon as practicable on the day that the Offer is commenced, the Company shall file with the SEC and disseminate to holders of Tender Shares, in each case as and to the extent required by applicable U.S. federal securities laws, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the “Schedule 14D-9”) that, subject to Section 7.04(b), shall reflect the Board Recommendation. Each of Parent and Merger Subsidiary shall promptly furnish to the Company in writing all information concerning Parent and Merger Subsidiary that may be required by applicable securities laws or reasonably requested by the Company for inclusion in the Schedule 14D-9. Each of the Company, Parent and Merger Subsidiary agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect. The Company agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Tender Shares, in each case as and to the extent required by applicable U.S. federal securities laws. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 each time before it is filed with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Parent, Merger Subsidiary and their counsel. The Company shall provide Parent, Merger Subsidiary and their counsel with (i) any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the Company’s response to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.
     Section 2.03 . Directors. (a) Effective upon the acceptance for payment of any Tender Shares pursuant to the Offer, Parent shall be entitled to designate the number of directors, rounded up to the next whole number, on the Company Board that equals the product of (i) the total number of directors on the Company Board (giving effect to the election of any additional directors pursuant to this Section) and (ii) the percentage that the number of Tender Shares beneficially owned by Parent and Merger Subsidiary (including Tender Shares accepted for payment) bears to the total number of Tender Shares outstanding, and the Company shall take all action necessary to cause Parent’s designees to be elected or appointed to the Company Board, including increasing the number of directors, and seeking and accepting resignations of incumbent directors. At such time, the Company shall also take all actions necessary to cause individuals designated by Parent to constitute the number of members, rounded up to the next whole number, on (i) each committee of the Company Board and (ii) each board of directors of each Subsidiary of the Company (and each committee thereof) that represents the same percentage as such individuals represent on the Company Board, in each case to the fullest extent permitted by Applicable Law. Notwithstanding the foregoing, until Parent and/or Merger Subsidiary acquires a majority of the Voting Shares, the Company shall (subject to the fiduciary duties of the Company Board) use its reasonable efforts to ensure that all of the members of the Company Board and such committees and boards as of the date of this Agreement who are not employees of the Company shall remain members of the Company Board and such committees and boards until the Effective Time.
     (b) The Company’s obligations to appoint Parent’s designees to the Company Board shall be subject to Section 14(f) of the 1934 Act and Rule 14f-1 promulgated thereunder. The Company shall (subject to the following sentence) promptly take all actions, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors, as Section 14(f) and Rule 14f-1 require in order to fulfill its obligations under this Section. Parent shall supply to the Company in writing any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.
     (c) Following the election or appointment of Parent’s designees pursuant to Section 2.03(a) and until the Effective Time, the approval of a majority of the directors of the Company then in office who were not designated by Parent shall be required to authorize (and such authorization shall constitute the authorization of the Company Board and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize) any termination of this Agreement by the Company, any amendment of this Agreement requiring action by the Company Board, any extension of time for performance of any obligation or action hereunder by Parent or Merger Subsidiary and any waiver of compliance with any of the agreements or conditions contained herein for the benefit of the Company.
     Section 2.04 . Top-Up Option. (a) The Company hereby irrevocably grants to Merger Subsidiary an option (the “Top-Up Option”), exercisable upon the terms and conditions set forth in this Section 2.04, to purchase that number of Company Shares (the “Top-Up Option Company Shares”) equal to the lowest number of Company Shares that, when added to the number of Company Shares directly or indirectly owned by Parent or Merger Subsidiary at the time of such exercise, shall constitute one share more than 90% of the Company Shares (taking into account the issuance of the Top-Up Option Company Shares) at a price per share equal to the Common Offer Price; provided that in no event shall the Top-Up Option be exercisable for a number of Company Shares in excess of the Company’s then authorized and unissued Company Shares (giving effect to

Company Shares reserved for issuance under any Company Equity Plan as if such shares were outstanding).
     (b) Provided that no Applicable Law shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Option Company Shares in respect thereof, Merger Subsidiary may exercise the Top-Up Option, in whole but not in part, at any time after the consummation of the Offer and prior to the earlier to occur of (i) the Effective Time and (ii) the termination of this Agreement in accordance with its terms.
     (c) Parent and Merger Subsidiary acknowledge that the Company Shares that Merger Subsidiary may acquire upon exercise of the Top-Up Option will not be registered under the 1933 Act and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Each of Parent and Merger Subsidiary hereby represents and warrants to the Company that Merger Subsidiary is, and will be upon the purchase of the Top-Up Option Company Shares, an “accredited investor”, as defined in Rule 501 of Regulation D under the 1933 Act. Merger Subsidiary agrees that the Top-Up Option and the Top-Up Option Company Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Merger Subsidiary for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the 1933 Act).
ARTICLE 3
The Merger
     Section 3.01 . The Merger. (a) At the Effective Time, Merger Subsidiary shall be merged (the “Merger”) with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).
     (b) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware Law.
     Section 3.02 . The Closing; Effectiveness. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., San Francisco time, as soon as practicable (and, in any event, within three Business Days) after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article 10 (excluding conditions that, by their terms, are satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted by Applicable Law) of such conditions at the Closing), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Davis Polk & Wardwell, 1600 El Camino Real, Menlo Park, California 94025, unless another place is agreed to by the parties hereto. As soon as practicable after the Closing, the Company and Merger Subsidiary shall file the certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger is duly filed with the Delaware Secretary of State or at such later time as is specified in the certificate of merger.
     Section 3.03 . Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:
     (a) except as otherwise provided in Section 3.03(b), Section 3.03(c) or Section 3.05, each Company Share outstanding immediately prior to the Effective Time shall be converted into the right to receive $1.65 in cash or such other amount as may have been paid for each Company Share in the Offer, without interest (the “Merger Consideration”);
     (b) each Tender Share held by the Company as treasury stock (other than Company Shares in any Employee Plan of the Company) or owned by Parent or Merger Subsidiary (whether pursuant to the Offer or otherwise) immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;
     (c) each Company Share held by any Subsidiary (other than Merger Subsidiary) of either the Company or Parent immediately prior to the Effective Time shall be converted into such number of shares of stock of the Surviving Corporation such that each such Subsidiary owns the same percentage of Surviving Corporation immediately following the Effective Time as such Subsidiary owned in the Company immediately prior to the Effective Time; and
     (d) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.
     Section 3.04 . Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint an exchange agent (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration (i) certificates representing Company Shares (the “Certificates”) or (ii) uncertificated Company Shares (the “Uncertificated Shares”). Parent shall make available to the Exchange Agent, as needed, the Merger Consideration to be paid in respect of the Certificates and the

Uncertificated Shares. As promptly as practicable after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each record holder of Company Shares at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.
     (b) Each holder of Company Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration payable for each Company Share represented by a Certificate or for each Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.
     (c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
     (d) After the Effective Time, there shall be no further registration of transfers of Company Shares. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 3.
     (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 3.04(a) (and any interest or other income earned thereon) that remains unclaimed by the holders of Company Shares six months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged such Company Shares for the Merger Consideration in accordance with this Section 3.04 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration in respect of such Company Shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of Company Shares for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of Company Shares two years after the Effective Time (or such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.
     (f) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 3.04(a) to pay for Company Shares for which appraisal rights have been perfected shall be returned to Parent, upon demand.
     Section 3.05 . Dissenting Shares. Notwithstanding Section 3.02, Company Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Company Shares in accordance with Delaware Law shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect, withdraws or otherwise loses the right to appraisal. If, after the Effective Time, such holder fails to perfect, withdraws or loses the right to appraisal, such Company Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Company Shares, and Parent shall have the right to participate in all negotiations and Proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.
     Section 3.06 . Stock Options. (a) Except as provided in Section 3.06(b), contingent on and immediately following the Effective Time, each Company Stock Option outstanding at the Effective Time with an exercise price less than $1.65 per Company Share (each, an “In-the-Money Company Option”) that is unvested at the Effective Time and held by a then-current employee of the Company or its Subsidiaries shall cease to represent a right to acquire Company Shares and shall be converted automatically into an option to purchase Parent Shares on the same terms and conditions (including vesting schedule) as applied to such In-the-Money Company Option immediately prior to the Effective Time, except that (i) the number of Parent Shares (rounded down to the nearest whole share) subject to each assumed In-the-Money Company Option shall be determined by multiplying the number of Company Shares subject to the unvested portion of such In-the-Money Company Option by a fraction (the “Option Exchange Ratio”), the numerator of which is the per share Merger Consideration, and the denominator of which is the average closing price of the Parent Shares on the Nasdaq over the five trading days immediately preceding (but not including) the date on which the Effective Time occurs, and (ii) the exercise price per Parent Share (rounded up to the nearest whole cent) shall equal the per share exercise price of such In-the-Money Company Option immediately prior to the Effective Time divided by the Option Exchange Ratio.
     (b) Each (i) In-the-Money Company Option that is fully vested at the Effective Time, (ii) In-the-Money Company Option held by a non-employee director or former director of the Company and (iii) In-the-Money Company Option which by its terms, or the terms of the Company Equity Plan under which such option was granted, provides that such option shall become fully vested and convert into a right to receive a payment of cash upon the Merger or the other transactions contemplated hereby, shall in each case, contingent on and immediately following the Effective Time, be cancelled and converted automatically into the right to receive, as soon as practicable after the Effective Time, an amount in cash determined by multiplying (x) the excess, if any, of $1.65 over the applicable exercise price of such option by (y) the number of Company Shares subject to the vested portion of such In-the-Money Company Option.
     (c) Contingent on and immediately following the Effective Time, each Company Stock Option that is not an In-the-Money Company Option assumed pursuant to Section 3.06(a) shall cease to represent a right to acquire Company Shares and shall be cancelled in full.
     (d) Parent shall take such actions as are necessary for the assumption of In-the-Money Company Options pursuant to Section 3.06(a), including the reservation, issuance and listing of Parent Shares as is necessary to effectuate the transactions contemplated by Section 3.06(a). Parent shall prepare and file with the SEC a registration statement on Form S-8 with respect to the Parent Shares subject to such assumed In-the-Money Company Options and shall use its reasonable best efforts to have such registration statement declared effective as soon as practicable following the Effective Time and to maintain the effectiveness of such registration statement covering such assumed In-the-Money Company Options (and to maintain the current status of the prospectus contained therein) for so long as such In-the-Money Company Options remain outstanding, subject in each case to policies and practices generally applicable to options to purchase Parent Common Stock at such time. It is intended that the assumption of the In-the-Money Company Options assumed by Parent shall comply with Sections 409A and 424 of the Code and this Section 3.06 shall be construed consistent with such intent.
     Section 3.07 . Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the number of outstanding Company Shares shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the cash payable pursuant to the Offer, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted, provided that no such adjustment shall be required upon any change in the number of outstanding Company Shares that results from any exercise of (i) Company Stock Options outstanding as of the date of this Agreement or (ii) Series B Convertible Preferred Shares or Series B Warrants in accordance with their terms and the terms of the Tender and Support Agreement to which the Series B Holders are party.
     Section 3.08 . Withholding Rights. Each of Merger Subsidiary, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to Articles 2 and 3 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of any Tax law. If Merger Subsidiary, the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which Merger Subsidiary, the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.
     Section 3.09 . Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Company Shares formerly represented by such Certificate, as contemplated by this Article 3.
ARTICLE 4
The Surviving Corporation
     Section 4.01 . Certificate of Incorporation. The certificate of incorporation of the Company shall be amended at the Effective Time as set forth in Annex II and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with Applicable Law.
     Section 4.02 . Bylaws. The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law.
     Section 4.03 . Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Merger Subsidiary at the Effective Time shall be the officers of the Surviving Corporation.
ARTICLE 5
Representations and Warranties of the Company
     Subject to Section 12.05, except as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent that:
     Section 5.01 . Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which do not have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified does not have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company has heretofore made available to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as currently in effect. The Company has heretofore made available to Parent complete and correct copies of the minutes (or, in the case of draft minutes, the most recent drafts thereof as of the date of this Agreement) of all meetings of the stockholders of the Company, the Company Board and each committee of the Company Board and the boards of directors of each of the Company’s Subsidiaries held since January 1, 1999.
     Section 5.02 . Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for the affirmative vote of the holders of a majority of the Voting Shares to adopt and approve the Merger Agreement and the Merger (the “Stockholder Approval”) (if required by Applicable Law), have been duly authorized by all necessary corporate action on the part of the Company. The Stockholder Approval (if required by Applicable Law) is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger and the other transactions contemplated hereby. This Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity.

     (b) At a meeting duly called and held prior to the execution of this Agreement, the Company Board (i) unanimously determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, (ii) unanimously approved and adopted this Agreement and the transactions contemplated hereby in accordance with the requirements of the Delaware Law and (iii) unanimously made the Board Recommendation. No Adverse Recommendation Change has occurred.
     Section 5.03 . Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by the Company by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of any Applicable Competition Law, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable U.S. state or federal securities laws, and (iv) any actions or filings the absence of which do not have, individually or in the aggregate, a Material Adverse Effect.
     Section 5.04 . Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with, or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would reasonably be expected to constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company or any of its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with such exceptions, in the case of each of clauses (ii) through (iv), as do not have, individually or in the aggregate, a Material Adverse Effect on the Company; provided that in determining whether a Material Adverse Effect on the Company would result, any adverse effect otherwise excluded by clause (A) of the definition of “Material Adverse Effect” shall be taken into account.

     Section 5.05 . Capitalization. (a) The authorized capital stock of the Company consists of 75,000,000 Company Shares, 1,000,000 shares of Series A Convertible Preferred Stock, par value $0.01 per share, and 5,000,000 shares of Preferred Stock, par value $0.01 per share, of which 10,400 shares have been designated as Series B Convertible Preferred Shares. As of the close of business on January 5, 2007, there were issued and outstanding:
     (i) 37,230,516 Company Shares,
     (ii) no shares of Series A Convertible Preferred Stock,
     (iii) 10,400 Series B Convertible Preferred Shares,
     (iv) Series B Warrants to purchase 1,560,000 Company Shares,
     (v) warrants (other than the Series B Warrants) to purchase 115,000 Company Shares and
     (vi) stock options to purchase an aggregate of 6,136,388 Company Shares (of which options to purchase an aggregate of 3,727,638 Company Shares were exercisable).
All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any Company Equity Plan will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the certificate of incorporation or bylaws of the Company or any agreement to which the Company is a party or by which it is bound and all outstanding Company Shares and Company Convertible Securities have been, and all shares that may be issued pursuant to any Company Equity Plan will be, issued in compliance in all material respects with federal and state securities law.
     (b) Section 5.05(b) of the Company Disclosure Schedule sets forth, as of the close of business on January 5, 2007, a complete and correct list of all outstanding Company Stock Options, including with respect to each such option, the number of shares subject to such option, the name of the holder, the grant date, the exercise price per share, the vesting schedule (including any portion that would become vested as a result of the transactions contemplated hereby, whether alone or when combined with any other event) and expiration date of each such option, whether the option is an “incentive stock option” under Section 422 of the Code or a non-qualified stock option, and the form of award agreement pursuant to which such option was granted.
     (c) The Company Equity Plans are the only plans or programs the Company or any of its Subsidiaries has maintained under which currently outstanding stock options, restricted shares, restricted share units, stock appreciation rights, performance shares or other compensatory equity-based awards have been or may be granted.
     (d) Except as set forth in this Section 5.05 and for changes since the close of business on January 5, 2007 resulting from the exercise of Company Stock Options outstanding on such date, as of the date of this Agreement there are no outstanding (i) shares of capital stock of or other voting securities or ownership interests in the Company, (ii) Company Convertible Securities or (iii) restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities or ownership interests in the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities.
     (e) No Company Securities are owned by any Subsidiary of the Company.
     (f) With respect to the Company Stock Options, (i) each Company Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies, (ii) each grant of a Company Stock Option was duly authorized no later than the date on which the grant of such Company Stock Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Company Board (or a duly constituted and authorized committee thereof), or a duly authorized delegate thereof, and any required stockholder approval by the necessary number of votes or written consents, (iii) each such grant was made in accordance with the terms of the applicable Company Equity Plan, the 1934 Act and all other Applicable Law, including the rules of the Nasdaq, (iv) the per share exercise price of each Company Stock Option was not less than the fair market value of a Company Share on the applicable Grant Date, and (v) each such grant was properly accounted for in all material respects in accordance with GAAP in the financial statements (including the related notes) of the Company and disclosed in the Company SEC Documents in accordance with the 1934 Act and all other Applicable Law. The Company has not granted, and there is no and has been no Company policy or practice to grant, Company Stock Options prior to, or otherwise coordinate the grant of Company Stock Options with, the release or other public announcement of material information regarding the Company or any of its Subsidiaries or their financial results or prospects.
     Section 5.06 . Subsidiaries. (a) Each Subsidiary of the Company is a corporation duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, as applicable, has all corporate or other organizational powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which do not have, individually or in the aggregate, a Material Adverse Effect. Each such Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified does not have, individually or in the aggregate, a Material Adverse Effect. All Subsidiaries of the Company and their respective jurisdictions of incorporation are identified in the Company 10-K.
     (b) All of the outstanding capital stock of or other voting securities or ownership interests in each Subsidiary of the Company is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of or other voting securities or ownership interests in any Subsidiary of the Company, (ii) options, warrants or other rights or arrangements to acquire from the Company or any of its Subsidiaries, or other obligations or commitments of the Company or any of its Subsidiaries to issue, any capital stock of or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock of or other voting securities or ownership interests in, any Subsidiary of the Company or (iii) restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities or ownership interests in any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.
     (c) Neither the Company nor any of its Subsidiaries directly or indirectly owns any equity, ownership, profit, voting or similar interest in or any interest convertible, exchangeable or exercisable for, any equity, profit, voting or similar interest in, any Person (other than a Subsidiary of the Company).
     Section 5.07 . SEC Filings and the Sarbanes-Oxley Act. (a) The Company has made available to Parent (i) the Company’s annual reports on Form 10-K for its fiscal years ended March 28, 2004, April 3, 2005 and April 2, 2006 (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended July 2, 2006, and October 2, 2006, (iii) its proxy or information statements relating to meetings of the stockholders of the Company held (or actions taken without a meeting by such stockholders) since April 2, 2006, and (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since April 2, 2006 (the documents referred to in this Section 5.07(a), collectively, the “Company SEC Documents”).
     (b) Since April 2, 2006, the Company has filed with or furnished to the SEC each report, statement, schedule, form or other document or filing required by Applicable Law to be filed or furnished at or prior to the time so required. No Subsidiary of the Company is required to file or furnish any report, statement, schedule, form or other document with, or make any other filing with, or furnish any other material to, the SEC.
     (c) As of its filing date, each Company SEC Document complied, and each such Company SEC Document filed subsequent to the date of this Agreement will comply, as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.
     (d) As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act did not, and each such Company SEC Document filed subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (provided that the Company makes no representation or warranty with respect to information furnished in writing by Parent or Merger Subsidiary for inclusion or use in any such Company SEC Document).
     (e) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.
     (f) The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act). Such disclosure controls and procedures are designed and effective to ensure that material information required to be disclosed by the Company, including its consolidated Subsidiaries, in the reports that it files or submits under the 1934 Act, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared.

     (g) The Company has made available to Parent copies of all comment letters received by the Company from the SEC since January 1, 2002 relating to the Company SEC Documents, together with all written responses of the Company thereto. As of the date of this Agreement, there are no outstanding or unresolved comments in any such comment letters received by the Company from the SEC. As of the date of this Agreement, to the Knowledge of the Company, none of the Company SEC Documents is the subject of any ongoing review by the SEC.
     (h) The Company and its Subsidiaries have established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the 1934 Act) (“internal controls”). Such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of internal controls prior to the date of this Agreement, to the Company’s auditors and audit committee, to its Knowledge, (x) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. The Company has made available to Parent a summary of any such disclosure made by management to the Company’s auditors and audit committee since January 1, 2002.
     (i) There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of the Company. The Company has not, since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.
     Section 5.08 . Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents (i) comply as to form, as of their respective filing dates with the SEC, in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except, in the case of unaudited statements, for the absence of footnotes), and (iii) fairly present (except as may be indicated in the notes thereto) the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

     Section 5.09 . Disclosure Documents. (a) Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company’s stockholders in connection with the transactions contemplated by this Agreement (the “Company Disclosure Documents”), including the Schedule 14D-9, the proxy or information statement of the Company (the “Company Proxy Statement”), if any, to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the 1934 Act.
     (b) (i) The Company Proxy Statement, as supplemented or amended, if applicable, at the time such Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement and (ii) any Company Disclosure Document (other than the Company Proxy Statement), at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.09(b) will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by Parent specifically for use therein.
     (c) The information with respect to the Company or any of its Subsidiaries that the Company furnishes to Parent in writing specifically for use in the Schedule TO and the Offer Documents, at the time of the filing of the Schedule TO, at the time of any distribution or dissemination of the Offer Documents and at the time of the consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
     Section 5.10 . Absence of Certain Changes. Except as disclosed in the Company SEC Documents filed (or furnished on Form 8-K) prior to the date of this Agreement or any exhibits thereto, since the Company Balance Sheet Date, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practice and there has not been:
     (a) any event, occurrence, development or state of circumstances or facts that has, individually or in the aggregate, a Material Adverse Effect;
     (b) through the date of this Agreement, any splitting, combination or reclassification of any shares of capital stock of the Company or any of its

Subsidiaries or declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock (other than dividends by any of the Company’s wholly-owned Subsidiaries to the Company or another wholly-owned Subsidiary), or redemption, repurchase or other acquisition or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company Subsidiary Securities;
     (c) through the date of this Agreement, any acquisition (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, by the Company or any of its Subsidiaries of any assets, securities, properties, interests or businesses, other than in the ordinary course of business of the Company and its Subsidiaries in a manner that is consistent with past practice;
     (d) any sale, lease or other transfer, or creation or incurrence of any Lien on, any assets, securities, properties, interests or businesses of the Company or any of its Subsidiaries, other than in the ordinary course of business consistent with past practice or Permitted Liens;
     (e) through the date of this Agreement, the making by the Company or any of its Subsidiaries of any loans, advances or capital contributions to, or investments in, any other Person (other than a wholly-owned Subsidiary of the Company), other than in the ordinary course of business consistent with past practice;
     (f) through the date of this Agreement, the creation, incurrence, assumption or sufferance to exist by the Company or any of its Subsidiaries of any Indebtedness to any Person other than to a wholly-owned Subsidiary of the Company or in the ordinary course of business consistent with past practice;
     (g) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any of its Subsidiaries that has been or could reasonably be expected to be, individually or in the aggregate, material to the Company and its subsidiaries, taken as a whole;
     (h) through the date of this Agreement, (i) any payment, discharge, settlement or satisfaction of any material claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice, (ii) any waiver, relinquishment, release, grant, transfer or assignment any right of material value, or (iii) any waiver of any material benefits, or agreement to modify in any adverse respect, or failure to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar Contract to which the Company or any of its Subsidiaries is a party and that relates to an Acquisition Proposal;
     (i) through the date of this Agreement, any change in the Company’s methods of accounting, except as required by changes in GAAP or in Regulation S-X of the 1934 Act as agreed to by its independent public accountants; or
     (j) through the date of this Agreement, any settlement, or offer or proposal to settle, (i) any material Proceeding or other claim involving or against the Company or any of its Subsidiaries, (ii) any stockholder litigation or dispute against the Company or any of its officers or directors or (iii) any Proceeding or dispute that relates to the transactions contemplated hereby.
     Section 5.11 . No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:
     (a) liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto,
     (b) liabilities or obligations incurred under this Agreement or in connection with the transactions contemplated hereby;
     (c) executory liabilities or obligations under any Contract made available to Parent to which the Company or its Subsidiaries is a party or is bound; and
     (d) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the Company Balance Sheet Date that do not have, individually or in the aggregate, a Material Adverse Effect.
     Section 5.12 . Compliance with Laws and Court Orders. The Company and each of its Subsidiaries is and, since April 2, 2003, has been in compliance with, and to the Knowledge of the Company is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any Applicable Law, except for failures to comply or violations that do not have, individually or in the aggregate, a Material Adverse Effect.
     Section 5.13 . Litigation. There is no Proceeding pending against, or, to the Knowledge of the Company, threatened against, the Company, any of its Subsidiaries, any present or former officer, director or employee of the Company or any of its Subsidiaries relating to their actions or inactions in such status or any other Person for whom the Company or any of such Subsidiary may be liable or any of their respective properties before any court or arbitrator or before or by any

Governmental Authority, except for any Proceeding that does not have, individually or in the aggregate, a Material Adverse Effect.
     Section 5.14 . Material Contracts. (a) Section 5.14 of the Company Disclosure Schedule contains a complete and correct list of each of the following contracts as of the date of this Agreement to which either the Company or any of its Subsidiaries is a party to or legally bound:
     (i) each Contract between the Company or any of its Subsidiaries and any of the 10 largest customers of the Company and its Subsidiaries (determined on the basis of aggregate revenues received by the Company or any of its Subsidiaries over the four consecutive fiscal quarter period ended October 2, 2006);
     (ii) except for the Contracts disclosed in clause (i) above, each Contract that involves sale of products, performance of services or development commitments by the Company or any of its Subsidiaries, providing for either (A) annual payments of $1,000,000 or more or (B) aggregate payments of $2,000,000 or more;
     (iii) each Contract between the Company or any of its Subsidiaries and any of the 10 largest suppliers or licensors to the Company and any of its Subsidiaries (determined on the basis of aggregate payments made by the Company or any of its Subsidiaries over the four consecutive fiscal quarter period ended October 2, 2006);
     (iv) any partnership, joint venture or other similar agreement or arrangement;
     (v) each Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);
     (vi) each Contract relating to Indebtedness or the deferred purchase price of property of or by the Company or any of its Subsidiaries (in either case, whether incurred, assumed, guaranteed or secured by any asset) entered into other than in the ordinary course of business consistent with past practice;
     (vii) each Contract to which the Company or any of its Subsidiaries is a party creating or granting a Lien (including Liens upon properties acquired under conditional sales, capital leases or other title retention or security devices), other than Permitted Liens;

     (viii) each Contract under which the Company or any of its Subsidiaries has, directly or indirectly, made any loan, capital contribution to, or other investment in, any Person (other than the Company or any of its Subsidiaries and other than extensions of credit or loans in the ordinary course of business consistent with past practice);
     (ix) any agency, dealer, sales representative, marketing or other similar agreement that is material to the business of the Company or any of its Subsidiaries as currently conducted;
     (x) each Contract that contains provisions restricting the Company or any Subsidiary from competing in any line of business or with any Person or in any area or which would so restrict Parent, the Company or any of their respective Affiliates after the Effective Time;
     (xi) each Contract that (A) grants to any Third Party any exclusive license or supply or distribution agreement or other exclusive rights, (B) grants to any Third Party any “most favored nation” rights, rights of first refusal, rights of first negotiation or similar rights with respect to any product, service or Intellectual Property Rights that are material to the business of the Company or any of its Subsidiaries as currently conducted or (C) contains any provision that requires the purchase of all or a specified substantial portion of the Company’s or any of its Subsidiaries’ requirements from a given third party, or any other similar provision;
     (xii) each Contract pursuant to which the Company or any of its Subsidiaries has been granted any license to Intellectual Property Rights that is material to the business of the Company or any of its Subsidiaries as currently conducted, other than licenses granted in the ordinary course of business of the Company and its Subsidiaries consistent with past practice;
     (xiii) each lease or sublease (whether of real or of tangible personal property providing for annual payments in excess of $50,000) to which the Company or any of its Subsidiaries is a party as either lessor or lessee;
     (xiv) any agreement with any director or officer of the Company or any Subsidiary or with any “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the 1934 Act) of any such director or officer; or

     (xv) any other agreement, commitment, arrangement or plan not made in the ordinary course of business involving the payment or receipt of annual payments in excess of $1,000,000.
     (b) As of the date of this Agreement, each agreement, contract, plan, lease, arrangement or commitment disclosed in any Schedule to this Agreement or required to be disclosed pursuant to this Section (each, a “Material Contract”) is a valid and binding agreement of the Company or a Subsidiary, as the case may be, and is in full force and effect, and none of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto is in default or breach in any material respect under the terms of any such agreement, contract, plan, lease, arrangement or commitment, and, to the Knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder.
     (c) To the Knowledge of the Company, as of the date of this Agreement no person is renegotiating, or has an express right (absent any default or breach of a Material Contract) pursuant to the terms of any Material Contract to renegotiate, any material amount paid or payable to the Company under any Material Contract or any other material term or provision of any Material Contract. As of the date of this Agreement, the Company has not received any written or verbal indication of an intention to terminate any of the Material Contracts by any of the parties to any of the Material Contracts.
     (d) Complete and correct copies of each Material Contract in existence as of the date of this Agreement have been made available by the Company to Parent prior to the date of this Agreement.
     Section 5.15 . Finders’ Fees. Except for Needham & Company, LLC, a copy of whose engagement agreement has been made available to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.
     Section 5.16 . Intellectual Property.
     (a) Section 5.16(a)(i) of the Company Disclosure Schedule contains a true and complete list as of the date of this Agreement of each Registered Intellectual Property Right and Registered Intellectual Property Right Application included in the Owned Intellectual Property Rights as of the date of this Agreement. Section 5.16(a)(ii) of the Company Disclosure Schedule contains a true and complete list as of the date of this Agreement of all agreements (whether written or otherwise, including license agreements, research agreements, development agreements, distribution agreements, settlement agreements, consent to use agreements and covenants not to sue, but excluding licenses to the Company or its Subsidiaries for commercial off the shelf computer software that are generally available on nondiscriminatory pricing terms) that are material to the business of the Company or any of its Subsidiaries as conducted as of the date of this Agreement and as proposed by the Company or any of its Subsidiaries to be conducted (in the latter case, only with respect to any product, technology or service under development as of the date of this Agreement), to which the Company or any of its Subsidiaries is a party or otherwise bound, granting any right to use, exploit or practice, or a covenant not to sue under, any Intellectual Property Rights.
     (b) The Licensed Intellectual Property and the Owned Intellectual Property Rights together constitute all Intellectual Property Rights necessary to, or used or held for use in, the conduct of the business of the Company and its Subsidiaries as currently conducted and as proposed by the Company or any of its Subsidiaries to be conducted (in the latter case, only with respect to any product, technology or service currently under development). There are no material restrictions on the disclosure, use, license or transfer of the Owned Intellectual Property Rights. The consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any Owned Intellectual Property Rights or Licensed Intellectual Property Rights that are material to the business of the Company or any of its Subsidiaries as currently conducted and as proposed by the Company or any of its Subsidiaries to be conducted (in the latter case, only with respect to any product, technology or service currently under development).
     (c) As of the date of this Agreement, none of the Company or any of its Subsidiaries has given to any Person since the beginning of the Company’s 2003 fiscal year an indemnity in connection with any Intellectual Property Right, other than indemnities (i) that, individually or in the aggregate, could not result in liability to the Company in excess of the amounts paid by such Person to the Company or any of its Subsidiaries or (ii) that arise under the standard form terms and conditions of sale of the Company or any of its Subsidiaries, copies of which are attached in Section 5.16(c) of the Company Disclosure Schedule.
     (d) None of the Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property Right of any Third Party. There is no Proceeding pending against, or, to the Knowledge of the Company, threatened against, the Company or any of its Subsidiaries (i) based upon, or challenging or seeking to deny or restrict, the rights of the Company or any of its Subsidiaries in any of the Owned Intellectual Property Rights and the Licensed Intellectual Property Rights, (ii) alleging that the use of the Owned Intellectual Property Rights or the Licensed Intellectual Property Rights or any services provided, processes used or products manufactured, used, imported or sold by the Company or any of its Subsidiaries do or may misappropriate, infringe or otherwise violate any Intellectual Property Right of any Third Party or (iii) alleging that the Company or any of its Subsidiaries have infringed, misappropriated or otherwise violated any Intellectual Property Right of any Third Party. None of the Company or any of its Subsidiaries has received from any Third Party an offer to license any Intellectual Property Rights of such Third Party within the past three years.
     (e) None of the Owned Intellectual Property Rights or exclusively licensed Licensed Intellectual Property Rights that are material to the business of the Company or any of its Subsidiaries as currently conducted and as proposed by the Company or any of its Subsidiaries to be conducted (in the latter case, only with respect to any product, technology or service currently under development) (collectively, the “Material Exclusive IP Rights”) has been adjudged invalid or unenforceable in whole or part, and, to the Knowledge of the Company, all of the Material Exclusive IP Rights are subsisting and have not expired or been cancelled or abandoned. There is no Proceeding pending, or, to the Knowledge of the Company, threatened, challenging or contesting the scope, validity, or enforceability in whole or in part of the Material Exclusive IP Rights.
     (f) The Company and its Subsidiaries exclusively own all Owned Intellectual Property Rights and hold all of the Company’s and its Subsidiaries’ licenses under the Licensed Intellectual Property Rights, in each case free and clear of any Lien, other than Permitted Liens. For each patent or patent application (other than patent applications applied for within the past ninety (90) days), trademark registration or trademark application, service mark registration or service mark application, or copyright registration or copyright application included in the Material Exclusive IP Rights and owned by the Company or any of its Subsidiaries, an unbroken chain of assignments from the initial owner to the Company or its Subsidiaries has been duly recorded with the Governmental Authority from which the patent or registration issued or before which the application or application for registration is pending, except for assignments within the past ninety (90) days which are in the process of recordation. All actions materially necessary to maintain the Material Exclusive IP Rights have been taken, including payment of applicable maintenance fees and filing of applicable statements of use.
     (g) To the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated any of the Material Exclusive IP Rights in a manner that materially impairs the value of such Material Exclusive IP Rights. The Company and its Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all trade secrets that are material to the business of the Company or any of its Subsidiaries as currently conducted and as proposed by the Company or any of its Subsidiaries to be conducted (in the latter case, only with respect to any product, technology or service currently under development). None of the Owned Intellectual Property

Rights that are material to the business or operation of the Company or any of its Subsidiaries and the value of which to the Company or any of its Subsidiaries is contingent upon maintaining the confidentiality thereof, has been disclosed other than to employees, representatives and agents of the Company or any of its Subsidiaries or to Third Parties, all of whom are bound by written confidentiality agreements.
     (h) The Company and its Subsidiaries have taken reasonable steps in accordance with normal industry practice to preserve and maintain reasonably complete notes and records relating to the Owned Intellectual Property Rights.
     (i) With respect to each pending application for the Owned Intellectual Property Rights that is material to the business or operation of the Company or any of its Subsidiaries, the Company does not have Knowledge of any reason (except as disclosed in the official prosecution record for such application) that could reasonably be expected to prevent such pending application from being granted with coverage substantially equivalent to its latest amended version. None of the trademarks, service marks, applications for trademarks and applications for service marks included in the Owned Intellectual Property Rights that are material to the business or operation of the Company or any of its Subsidiaries has been the subject of an opposition or cancellation procedure. None of the patents and patent applications included in the Owned Intellectual Property Rights that are material to the business or operation of the Company or any of its Subsidiaries has been the subject of an interference, protest, public use Proceeding or third party reexamination request.
     (j) To the extent that any Intellectual Property Right that is material to the business of the Company or any of its Subsidiaries as currently conducted and as proposed by the Company or any of its Subsidiaries to be conducted (in the latter case, only with respect to any product, technology or service currently under development) has been developed or created by any Person (including any current or former employee of the Company or any of its Subsidiaries) for the Company or any of its Subsidiaries, the Company or one of its Subsidiaries, as the case may be, has a written agreement with such Person conveying exclusive ownership or an exclusive, perpetual license to the Company or its Subsidiaries with respect thereto.
     (k) To the Knowledge of the Company, the Company and its Subsidiaries have at all times complied in all material respects with all applicable laws and regulations relating to privacy, data protection and the collection and use of personal information and user information gathered or accessed in the course of the operations of the Company or any of its Subsidiaries. The Company and its Subsidiaries have at all times complied in all material respects with all rules, policies and procedures established by the Company or any of its Subsidiaries from time to time with respect to the foregoing. No claims have been asserted or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries by any person or entity alleging a violation of such person’s or entity’s privacy, personal or confidentiality rights under any such laws, regulations, rules, policies or procedures. The consummation of the transaction contemplated by this Agreement will not materially breach or otherwise cause any material violation of any such laws, regulations, rules, policies or procedures.
     (l) (i) the Company has not disclosed to any Person any material confidential source code that is part of the software owned or exclusively licensed by the Company, (ii) no Person, other than the Company, possesses any current or contingent right to obtain, modify, distribute, disclose or have disclosed to them any material confidential source code that is part of the software owned or exclusively licensed by the Company and (iii) the Company is not obligated to make any such source code generally available pursuant to the terms of any license or distribution model requiring the public distribution or disclosure of source code, including without limitation the GNU General Public License (GPL), or the GNU Lesser General Public License or GNU Library General Public License (LGPL).
     Section 5.17 . Taxes. (a) All income, franchise and other material Tax Returns required by Applicable Law to be filed on or before the Closing Date with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with all Applicable Law, and all such Tax Returns are, or will be at the time of filing, true and complete in all material respects.
     (b) The Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all Taxes due and payable on or before the Closing Date, or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all Taxes through the end of the last period ending on or before the Closing Date for which the Company and its Subsidiaries ordinarily record items on their respective books.
     (c) The income and franchise Tax Returns of the Company and its Subsidiaries through the Tax year ended March 31, 2006 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired. Neither the Company nor any of its Subsidiaries has granted any extension or waiver of the statute of limitations period applicable to any Tax Return, which period (after giving effect to such extension or waiver) has not yet expired.

     (d) There is no Proceeding or claim now pending or, to the Company’s Knowledge, threatened against or with respect to the Company or its Subsidiaries in respect of any Tax or Tax asset.
     (e) During the five-year period ending on the date of this Agreement, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.
     (f) Neither the Company nor any of its Subsidiaries owns an interest in real property in any jurisdiction in which a Tax is imposed, or the value of the interest is reassessed, on the transfer of an interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property. The Company is not, nor has it been within 5 years of the date of this Agreement, a “United States real property holding corporation” within the meaning of Section 897 of the Code.
     (g) Section 5.17(g) of the Company Disclosure Schedule contains a list of all jurisdictions (whether foreign or domestic) in which the Company or any of its Subsidiaries currently files Tax Returns.
     (h) Since March 31, 2006, there has not been any Tax election made or changed, any annual tax accounting period made or changed, any method of tax accounting adopted or changed, any Tax Returns amended materially or claims for material Tax refunds filed, any closing agreement entered into, any Tax claim, audit or assessment settled, or any right to claim a material Tax refund, offset or other reduction in Tax liability surrendered.
“Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (ii) in the case of the Company or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or any of its Subsidiaries to a Taxing Authority is determined or taken into account with reference to the activities of any other Person, and (iii) liability of the Company or any of its Subsidiaries for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including an indemnification agreement or arrangement). “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information. “Tax Sharing Agreements” means (i) all existing written agreements or arrangements, and (ii) all existing unwritten agreements or arrangements entered into after June 30, 2005, in each case binding on the Company or any of its Subsidiaries and providing for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability (excluding any indemnification agreement or arrangement pertaining to the sale or lease of assets or subsidiaries).
     Section 5.18 . Labor Matters. The Company and its Subsidiaries are in material compliance with Applicable Law respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice. Since the Company Balance Sheet Date through the date of this Agreement, there has not been any labor dispute, other than routine individual grievances, or to the Company’s Knowledge any activity or Proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries, which employees were not subject to a collective bargaining agreement at the Company Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or, to the Knowledge of the Company, threats thereof by or with respect to such employees. As of the date of this Agreement, there is no unfair labor practice complaint pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries before the National Labor Relations Board.
     Section 5.19 . Employee Benefits Matters.
     (a) Section 5.19(a) of the Company Disclosure Schedule contains a correct and complete list identifying each “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, loans, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any Affiliate and covers any employee or former employee of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability. Copies of such plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been furnished or made available to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and, if applicable, tax return (Form 990) prepared in connection with any such plan or trust. Such plans are referred to collectively herein as the “Employee Plans.”
     (b) Neither the Company nor any ERISA Affiliate nor any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Employee Plan subject to Title IV of ERISA or any defined benefit plan.
     (c) Neither the Company nor any ERISA Affiliate nor any predecessor thereof contributes to, or has in the past contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”).
     (d) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked or not be issued. The Company has made available to Parent copies of the most recent Internal Revenue Service determination or opinion letters with respect to each such Employee Plan.
     (e) Each Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Employee Plan. No material events have occurred with respect to any Employee Plan that could result in payment or assessment by or against the Company of any material excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.
     (f) There is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, would entitle any employee or former employee to any severance or other payment solely as a result of the transactions contemplated hereby, or could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G or 162(m) of the Code.
     (g) Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code or as required by comparable state law.
     (h) Neither the Company nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other contract or understanding with a labor union or organization.
     (i) There is no Proceeding pending against or involving or, to the Knowledge of the Company, threatened against or involving, any Employee Plan before any court or arbitrator or any state, federal or local governmental body, agency or official.
     (j) Since the Company Balance Sheet Date, through the date of this Agreement, there has not been any (i) grant or increase of any severance or termination pay to (or amendment to any existing severance or termination pay arrangement with) any director, officer or employee of the Company or any of its Subsidiaries, (ii) increase in benefits payable under any existing severance or termination pay policies or employment agreements of the Company or any of its Subsidiaries, (iii) entering into of any employment, deferred compensation or other similar agreement (or amendment of any such existing agreement) with any director, officer or employee of the Company or any of its Subsidiaries, other than routine offers of at-will employment entered into in the ordinary course of business consistent with past practice, (iv) establishment, adoption or amendment (except as required by Applicable Law) of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of the Company or any of its Subsidiaries or (v) increase in compensation, bonus or other benefits payable to any director, officer or employee of the Company or any of its Subsidiaries, other than in the ordinary course of business consistent with past practice;
     (k) No current or former employee or director of the Company or any of its Subsidiaries will become entitled to any bonus, retirement, severance, job security or similar benefit or enhanced such benefit (including acceleration of vesting or exercise of an incentive award) as a result of the transactions contemplated hereby (either alone or together with any other event).
     Section 5.20 . Environmental Matters. (a) Except as do not have, individually or in the aggregate, a Material Adverse Effect on the Company:
     (i) no notice, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no Proceeding is pending or, to the Knowledge of the Company, is threatened by any Governmental Authority or other Person with respect to any matters relating to the Company or any of its Subsidiaries relating to and arising out of any Environmental Law or Environmental Permit;
     (ii) the Company and its Subsidiaries are and have been in compliance with all applicable Environmental Laws and with the terms of all applicable Environmental Permits; and
     (iii) there are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law, Environmental Permit or any Hazardous Substance and, to the Knowledge of the Company, there is no condition, situation or set of circumstances that could reasonably be expected to result in or be the basis for any such liability or obligation.
     (b) There has been no material environmental investigation, study, audit, test, review or other analysis conducted of which the Company has Knowledge in relation to the current or prior business of the Company or any of its Subsidiaries or any property or facility now or previously owned, leased or operated by the Company or any of its Subsidiaries that has not been delivered to Parent at least five Business Days prior to the date of this Agreement.
     (c) Neither the Company nor any of its Subsidiaries owns, leases or operates or has owned, leased or operated any real property, or conducts or has conducted any operations, in New Jersey or Connecticut. The consummation of the transactions contemplated in this Agreement will not trigger any requirement for any action, consent or approval, registration, remedial action or filing under any Environmental Law or Environmental Permit, including filings to be made or actions to be taken pursuant to the New Jersey Industrial Site Recovery Act or the “Connecticut Property Transfer Law” (Sections 22a-134 through 22-134e of the Connecticut General Statutes).
     (d) For purposes of this Section 5.20, the terms “Company” and “Subsidiaries” shall include any entity that is, in whole or in part, a predecessor of the Company or any of its Subsidiaries.
     Section 5.21 . Antitakeover Statutes. (a) The Company has taken all action necessary to exempt the Offer, the Merger, this Agreement, the Tender and Support Agreement and the transactions contemplated hereby and thereby from the provisions of Section 203 of Delaware Law, and, accordingly, no such Section nor other antitakeover or similar statute or regulation applies or purports to apply to any such transactions. No other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under U.S. state or federal laws apply to this Agreement, the Tender and Support Agreement or any of the transactions contemplated hereby and thereby.
ARTICLE 6
Representations and Warranties of Parent
     Parent represents and warrants to the Company that:
     Section 6.01 . Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not prevent, materially delay or materially impair Parent’s and Merger Subsidiary’s ability to consummate the transactions contemplated hereby. Merger Subsidiary is a direct wholly-owned Subsidiary of Parent and, since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement.
     Section 6.02 . Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary enforceable against each such Person in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity.
     Section 6.03 . Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of any Applicable Competition Law, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act or any other U.S. state or federal securities laws, (iv) any actions or filings the absence of which would not prevent, materially delay or materially impair Parent’s and Merger Subsidiary’s ability to consummate the transactions contemplated hereby.

     Section 6.04 . HSR Act. Pursuant to Sections 802.4 and 801.10 of the HSR Act regulations, Parent has on January 5, 2007 determined in good faith that the Fair Market Value (as such term is defined under the HSR Act and the regulations promulgated thereunder) of the non-HSR Act exempt assets of Company is not greater than $56.7 million.
     Section 6.05 . Non-Contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 6.03, contravene, conflict with, or result in any violation or breach of any provision of any Applicable Law or (iii) assuming compliance with the matters referred to in Section 6.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, could become a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or Merger Subsidiary is entitled under any provision of any agreement or other instrument binding upon Parent or Merger Subsidiary, with such exceptions, in the case of each of clause (ii) and (iii) above, as would not reasonably be expected to prevent, materially delay or materially impair Parent’s and Merger Subsidiary’s ability to consummate the transactions contemplated hereby.
     Section 6.06 . Disclosure Documents. (a) The information with respect to Parent and any of its Subsidiaries that Parent furnishes to the Company in writing specifically for use in any Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (i) in the case of the Company Proxy Statement, as supplemented or amended, if applicable, at the time such Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement, and (ii) in the case of any Company Disclosure Document other than the Company Proxy Statement, at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof.
     (b) The Schedule TO, when filed, and the Offer Documents, when distributed or disseminated, will comply as to form in all material respects with the applicable requirements of the 1934 Act and, at the time of such filing, at the time of such distribution or dissemination and at the time of consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided that this representation and warranty will not apply to statements or omissions included in the Schedule TO and the Offer Documents based upon information furnished to Parent or Merger Subsidiary in writing by the Company specifically for use therein.
     Section 6.07 . Litigation. There is no Proceeding pending against or, to the Knowledge of Parent, threatened against, Parent or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair Parent’s or Merger Subsidiary’s ability to consummate the transactions contemplated by this Agreement. Neither Parent nor any of its Subsidiaries is subject to any order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority or arbitrator against Parent or any of its Subsidiaries or naming Parent or any of its Subsidiaries as a party that would, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair Parent’s or Merger Subsidiary’s ability to consummate the transactions contemplated by this Agreement.
     Section 6.08 . Financing. Parent has, or will have prior to the expiration of the Offer and the Merger, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to purchase all of the Tender Shares pursuant to the Offer and to make the payments in respect of Company Stock Options required by Section 3.06(b).
ARTICLE 7
Covenants of the Company
     The Company agrees that:
     Section 7.01 . Conduct of the Company. Except for matters contemplated by this Agreement or as otherwise consented to by Parent, from the date of this Agreement until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and in material compliance with all Applicable Laws and use reasonable efforts to (i) preserve intact its present business organization and relationships with Third Parties, (ii) maintain in effect all of its foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations, (iii) keep available the services of its directors, officers and key employees and (iv) maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement, as otherwise consented to by Parent or as set forth in Section 7.01 of the Company

Disclosure Schedule, the Company shall not, nor shall it permit any of its Subsidiaries to:
     (a) amend its articles of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);
     (b) split, combine or reclassify any shares of capital stock of the Company or any of its Subsidiaries or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of the Company or any of its Subsidiaries (other than dividends by any of the Company’s wholly-owned Subsidiaries to the Company or another wholly-owned Subsidiary), or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company Subsidiary Securities;
     (c) (i) issue, deliver, sell, pledge, encumber or dispose of, or authorize any such action with respect to any shares of any Company Securities or Company Subsidiary Securities, other than the issuance of (A) any Company Shares upon the exercise of Company Stock Options that are outstanding on the date of this Agreement in accordance with the terms of those options on the date of this Agreement, (B) subject to Section 7.06(a), any Company Shares pursuant to the ESPP, (C) any Company Shares upon the conversion of Series B Convertible Preferred Shares or exercise of Series B Warrants in accordance with their terms and the terms of the Tender and Support Agreement to which the Series B Holders are party or (D) any Company Subsidiary Securities to the Company or any other Subsidiary or (ii) amend any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise);
     (d) other than in the ordinary course of business (i) enter into any new material line of business or (ii) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith inconsistent with the items and amounts set forth in the Company’s capital expenditure budget for fiscal 2007, a copy of which has been made available to Parent;
     (e) adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;
     (f) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than in the ordinary course of business of the Company and its Subsidiaries in a manner that is consistent with past practice;

     (g) enter into, terminate, renew, amend or modify in any material respect or fail to enforce any Material Contract other than in the ordinary course of business consistent with past practice;
     (h) sell, lease or otherwise transfer, or create or incur any Lien on, any of the Company’s or its Subsidiaries’ assets, securities, properties, interests or businesses, other than in the ordinary course of business consistent with past practice or Permitted Liens;
     (i) other than in connection with actions permitted by Section 7.01(d), make any loans, advances or capital contributions to, or investments in, any other Person (other than a wholly-owned Subsidiary of the Company), other than in the ordinary course of business consistent with past practice;
     (j) create, incur, assume, suffer to exist or otherwise be liable with respect to any Indebtedness of the Company or any of its Subsidiaries to any Person, other than to a wholly-owned Subsidiary of the Company or in the ordinary course of business consistent with past practice;
     (k) (i) pay, discharge, settle or satisfy any material claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than (A) claims, liabilities or obligations in the ordinary course of business consistent with past practice, (B) as required by their terms as in effect on the date of this Agreement of claims, liabilities or obligations reserved against on the Company Balance Sheet (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, for each of clauses (A) and (B), the payment, discharge, settlement or satisfaction of which does not include any obligation (other than the payment of money) to be performed by the Company or any of its Subsidiaries following the Closing Date, (ii) waive, relinquish, release, grant, transfer or assign any right of material value, or (iii) waive any material benefits of, or agree to modify in any adverse respect, or fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar Contract to which the Company or any of its Subsidiaries is a party and that relates to an Acquisition Proposal;
     (l) (i) grant or increase any severance or termination pay to (or amend any existing arrangement relating to severance or termination pay with) any director, officer or employee of the Company or any of its Subsidiaries, (ii) increase benefits payable under any existing severance or termination pay policies or employment agreements, (iii) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) with any director, officer or employee of the Company or any of its Subsidiaries, (iv) establish, adopt or amend (except as required by Applicable Law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of the Company or any of its Subsidiaries or (v) other than in the ordinary course of business consistent with past practice, increase compensation, bonus or other benefits payable to any director, officer or employee of the Company or any of its Subsidiaries;
     (m) transfer or exclusively license to any Person or otherwise materially extend, amend or modify any rights to any Intellectual Property Rights owned by the Company or its Subsidiaries and material to the business of the Company or any of its Subsidiaries as currently conducted, other than in the ordinary course of business or pursuant to any Contract currently in place (that have been disclosed in writing to Parent prior to the date of this Agreement);
     (n) other than as expressly permitted by Section 7.04, take any action for the purpose of preventing, delaying or impeding the consummation of the Merger or the other transactions contemplated by this Agreement;
     (o) change the Company’s methods of accounting, except as required by changes in GAAP or in Regulation S-X of the 1934 Act, as agreed to by its independent public accountants;
     (p) settle, or offer or propose to settle, (i) any material litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of its Subsidiaries, (ii) any stockholder litigation or dispute against the Company or any of its officers or directors or (iii) any Proceeding or dispute that relates to the transactions contemplated hereby;
     (q) make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, materially amend any Tax Returns or file claims for material Tax refunds, enter into any closing agreement, settle any Tax claim, audit or assessment, or surrender any right to claim a material Tax refund, offset or other reduction in Tax liability;
     (r) give to any Person an indemnity in connection with any Intellectual Property Right, other than indemnities (i) that, individually or in the aggregate, could not result in liability to the Company in excess of the amounts paid by such Person to the Company or any of its Subsidiaries, (ii) that arise under the standard form terms and conditions of sale of the Company or any of its Subsidiaries, copies of which are attached in Section 5.16(c) of the Company Disclosure Schedule, or (iii) that are substantially similar to the indemnities previously granted by the Company or any of its Subsidiaries to such Person or its Affiliates; or
     (s) agree, resolve or commit to do any of the foregoing.

     Section 7.02 . Stockholder Meeting; Proxy Material. If, following the consummation of the Offer (or, if applicable, any Subsequent Offering Period(s)), Stockholder Approval is required under Delaware Law to consummate the Merger, the Company shall establish a record date (which shall be the earliest practicable date following the consummation of the Offer (or, if applicable, any Subsequent Offering Period(s))) for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholder Meeting”) for the purpose of submitting to the Company’s stockholders the matters constituting the Stockholder Approval. In connection with such meeting, the Company shall (i) promptly prepare and file with the SEC, shall use its best efforts to have cleared by the SEC and shall thereafter mail to its stockholders as promptly as practicable the Company Proxy Statement and all other proxy materials for such meeting, (ii) subject to Section 7.04(b), use its best efforts to obtain the Stockholder Approval and (iii) otherwise comply with all legal requirements applicable to such meeting. Subject to Section 7.04(b), the proxy statement of the Company relating to the Stockholder Meeting shall include the Board Recommendation. Parent shall, following the date on which Stockholder Approval is determined to be required in accordance with this Section 7.02, promptly furnish to the Company all information concerning Parent or Merger Subsidiary as the Company may reasonably request in connection with the Company Proxy Statement.
     Section 7.03 . Access to Information. From the date of this Agreement until the Effective Time and subject to Applicable Law and the Amended and Restated Mutual Nondisclosure Agreement dated as of May 15, 2006 between the Company and Parent and their respective Affiliates (the “Confidentiality Agreement”), the Company shall (i) give Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of the Company and the Subsidiaries, (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct the employees, counsel, financial advisors, auditors and other authorized representatives of the Company and its Subsidiaries to cooperate with Parent in its investigation of the Company and its Subsidiaries; provided, that the Company may restrict the foregoing access to avoid the waiver or other loss of attorney client privilege, work product doctrine or any other applicable privilege. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. No information or Knowledge obtained by Parent in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Company hereunder.
     Section 7.04 . No Solicitation; Other Offers. (a) Neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors (together, “Representatives”) to, subject to Section 7.04(b):
     (i) enter into or participate in any discussions or negotiations regarding an Acquisition Proposal with, or in connection with an Acquisition Proposal furnish any nonpublic information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by, any Third Party that such Person reasonably believes may be seeking to make, or has made, an Acquisition Proposal or has made any inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal,
     (ii) fail to make, withdraw or modify in a manner adverse to Parent the Board Recommendation (or recommend an Acquisition Proposal) (any of the foregoing in this clause (ii), an “Adverse Recommendation Change”),
     (iii) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries,
     (iv) enter into any letter of intent, contract or similar document contemplating or otherwise relating to any Acquisition Proposal; or
     (v) enter into or participate in any discussions or negotiations regarding any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Offer or Merger or that could reasonably be expected to dilute materially the benefits of Parent of the transactions contemplated hereby.
The Company shall instruct, and cause each applicable Subsidiary, if any, to instruct, each such Representative who has been retained or requested by the Company or any such Subsidiary to perform services in connection with this Agreement not to, directly or indirectly, solicit, initiate or take any action knowingly to facilitate or encourage the submission of any Acquisition Proposal.
     (b) Notwithstanding the foregoing, the Company Board, directly or indirectly through advisors, agents or other intermediaries, may:
     (i) engage in negotiations or discussions with any Third Party that, subject to the Company’s compliance with Section 7.04(a), has made (and not withdrawn) a bona fide Acquisition Proposal in writing that the

Company Board in good faith believes is or is reasonably likely to lead to a Superior Proposal,
     (ii) thereafter furnish to such Third Party information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement and that permit the Company to comply with the terms of this Section 7.04 (a copy of which shall be promptly (in all events within 24 hours) provided for informational purposes only to Parent),
     (iii) to the extent the Company Board determines in good faith by a majority vote, after considering advice from outside legal counsel to the Company, that it is so required by the Company Board’s fiduciary duties under Applicable Law, make an Adverse Recommendation Change, and/or
     (iv) take any non-appealable, final action that any court of competent jurisdiction orders the Company to take, but in each case referred to in the foregoing clauses (i) through (ii) only if the Company Board determines in good faith by a majority vote, after considering advice from outside legal counsel to the Company, that failure to take such actions would be inconsistent with its fiduciary duties under Applicable Law. For purposes of clause (i) of this Section 7.04(b), the term “Acquisition Proposal” shall have the meaning ascribed to such term in Article 1, except that references to “20%” or “80%” in clauses (i) through (iv) of such definition shall be replaced with “50%”. Nothing contained in this Agreement shall prevent the Company Board from complying with Rule 14e-2(a) or 14d-9 under the 1934 Act with regard to an Acquisition Proposal.
     (c) The Company Board shall not take any of the actions referred to in clauses (i) through (iii) of the preceding subsection unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action. In the case of any action referred to in clause (iii) in which neither the Company nor any of its advisors has received any Acquisition Proposal, such notice shall be given to Parent at least 48 hours before taking such action. In addition, the Company shall notify Parent promptly (but in no event later than 48 hours) after (i) receipt by the Company (or any of its advisors) of any Acquisition Proposal, (ii) receipt by the Company of any indication that any Third Party is considering making an Acquisition Proposal, (iii) any request for nonpublic information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that the Company reasonably believes may be considering making, or has made, an Acquisition Proposal or (iv) any breach of the obligations of the Company and its Subsidiaries set forth in Section 7.04(a). The Company shall provide such notice orally and in writing and shall identify the material terms and conditions of any such Acquisition Proposal, indication, request or breach. The Company shall keep Parent fully informed, on a reasonably current basis, of the status and details of any such Acquisition Proposal, indication or request.
     (d) In addition, the Company Board shall not make an Adverse Recommendation Change in connection with an Acquisition Proposal, unless:
     (i) the Company notifies Parent, in writing, at least three Business Days before making an Adverse Recommendation Change, of its intention to take such action, attaching the most current version of such proposed agreement or a detailed summary of all material terms of any such proposal and the identity of the Third Party making such Acquisition Proposal,
     (ii) the Company shall have, during such three Business Day period, negotiated in good faith with Parent with respect to any changes to this Agreement that Parent shall have proposed, and
     (iii) Parent does not make, within such three Business Day period, an offer that the Company Board determines is at least as favorable to the stockholders of the Company from a financial point of view as the transaction set forth in the Company’s written notice delivered pursuant to clause (i) above, it being understood that the Company shall not enter into any such binding agreement during such three Business Day period.
The Company shall promptly notify Parent if its intention to make an Adverse Recommendation Change with respect to a Acquisition Proposal shall change at any time after giving a notice referred to in clause (i) above.
     (e) The Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause the advisors, employees and other agents of the Company and any of its Subsidiaries to, cease immediately and cause to be terminated any and all existing activities, discussions and negotiations, if any, with any Third Party conducted prior to the date of this Agreement with respect to any Acquisition Proposal. The Company shall use its reasonable best efforts to enforce the terms and conditions of any confidentiality agreement entered into with such Third Party with respect to any Acquisition Proposal and to cause any such Third Party (or its agents or advisors) in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information. The Company agrees that it will use its reasonable best efforts to promptly inform its directors, officers, key employees, investment bankers, attorneys, accountants, consultants and other agents and advisors of the obligations undertaken in this Section 7.04.
     Section 7.05 . Notices of Certain Events. The Company shall promptly notify Parent of:
     (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
     (b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and
     (c) any Proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 5.12, 5.13, 5.19 or 5.20, as the case may be, or that relate to the consummation of the transactions contemplated by this Agreement.
     (d) any inaccuracy of any representation or warranty contained in this Agreement at any time during the term of this Agreement that could reasonably be expected to cause the conditions set forth in paragraph (f) of Annex I not to be satisfied; and
     (e) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.
     Section 7.06 . Employee Benefits.
     (a) ESPP. The Company shall take all action that is necessary to (i) cause the exercise of each outstanding purchase right under the Company’s Amended and Restated 2000 Employee Stock Purchase Plan (the “ESPP”) no less than five Business Days prior to the scheduled expiration of the initial tender offer; (ii) provide that no further purchase period or offering period shall commence under the ESPP following the date of this Agreement; and (iii) conditional upon the Closing, terminate the ESPP immediately prior to and effective as of the Effective Time.
     (b) Termination of 401(k) Plan. Unless otherwise directed in writing by Parent at least five business days prior to the consummation of the Offer, and to the extent permitted by Applicable Law, the Company will terminate any and all Employee Plans intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code, effective as of the day immediately preceding the date the Company becomes a member of the same Controlled Group of Corporations (as defined in Section 414(b) of the Code) as Parent (the “401(k) Termination Date”). The Company shall provide Parent evidence that such resolutions to terminate the 401(k) plan(s) of the Company and its Subsidiaries have been adopted by the Company Board or the board of directors of its Subsidiaries, as applicable. The form and substance of such resolutions shall be subject to the reasonable approval of Parent. The Company shall also take such other actions in furtherance of terminating any such 401(k) plans as Parent may reasonably request. Immediately prior to the 401(k) Termination Date, the Company will make (or cause to be made) all necessary payments to fund the contributions (i) necessary or required to maintain the tax-qualified status of any such 401(k) plan and (ii) for elective deferrals made pursuant to any such 401(k) plan for the period prior to its termination. As promptly as practicable after the 401(k) Termination Date and subject to the terms of Parent’s 401(k) plan, Parent shall permit all employees of the Company and its Subsidiaries who were eligible to participate in any such 401(k) plan immediately prior to the 401(k) Termination Date to participate in Parent’s 401(k) plan, and to the extent permitted by the terms of the applicable plan, shall permit each continuing employee of the Company and its Subsidiaries to elect to roll over his or her account balance from any terminated 401(k) plan maintained by the Company or any of its Subsidiaries, to Parent’s 401(k) plan.
     (c) Section 16. The Company Board shall take appropriate action prior to the consummation of the initial Offer to approve, for purposes of Section 16(b) of the 1934 Act, the deemed disposition and cancellation of the Company Stock Options and Company Shares held by its officers subject to Section 16(b) of the 1934 Act in the Merger.
     Section 7.07 . FIRPTA Certification. The Company shall deliver (a) a certification dated not more than 30 days prior to the date of the consummation of the Offer and (b) to the extent necessary in light of the certification delivered pursuant to clause (a), an additional certification dated not more than 30 days prior to the Effective Time, in each case signed by the Company and to the effect that the Company Shares are not “United States real property interests” within the meaning of Section 897 of the Code.
     Section 7.08 . Indemnities. The Company shall deliver to Parent (a) a certification dated not more than 10 Business Days prior to the Effective Time that lists the indemnities granted by the Company to any Person between the date of this Agreement and the date of such certification, which indemnities satisfy the conditions of Section 7.01(r)(iii) and do not satisfy the conditions of Section 7.01(r)(i) or Section 7.01(r)(ii), and (b) a copy of the indemnities listed in such certification concurrently with such certification.

     Section 7.09 . Specified Software. The Company shall use its reasonable best efforts to ensure that, prior to the Effective Time, either (i) the software and other Intellectual Property Rights licensed to the Company pursuant to the Specified Software Agreement (as defined in Section 7.09 of the Company Disclosure Schedule) are replaced with software and/or Intellectual Property Rights providing substantially similar functionality or (ii) the Company’s license under the Specified Software Agreement is renewed such that it will expire no earlier than the date that is 12 months after the Effective Time, in each case on terms and conditions no less favorable to the Company than those provided by the Specified Software Agreement prior to December 31, 2006.
ARTICLE 8
Covenants of Parent
     Parent agrees that:
     Section 8.01 . Obligations of Merger Subsidiary. Parent shall cause Merger Subsidiary to timely perform its obligations under this Agreement, including the commencement and consummation of the Offer and the Merger, on the terms and conditions set forth in this Agreement.
     Section 8.02 . Voting of Shares. Parent shall vote or cause to be voted all Tender Shares beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Stockholder Meeting.
     Section 8.03 . Director and Officer Liability. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:
     (a) All rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and its Subsidiaries (each, an “Indemnified Person”) as provided in their respective certificates of incorporation or bylaws (or comparable organizational documents) and any indemnification or other agreements of the Company as in effect on the date of this Agreement (copies of which have been made available to Parent prior to the date of this Agreement) shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time, and shall survive the Merger and shall continue in full force and effect in accordance with their terms, and Parent shall cause the Surviving Corporation to comply with and honor the foregoing obligations; provided that such obligations shall be subject to any limitation imposed from time to time under Applicable Law.

     (b) Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, the Company may purchase a “tail” officers’ and directors’ liability insurance policy, which by its terms shall survive the Merger and shall provide each Indemnified Person with coverage for six (6) years following the Effective Time on terms and conditions no less favorable than the Company’s existing officers’ and directors’ liability insurance, provided that the aggregate premium for such tail policy is not greater than 350% of the annual premium paid by the Company for such existing insurance, and provided, further, that if such 350% of the annual premium paid by the Company for such existing insurance is not sufficient for such coverage, the Company may, at its option, spend up to that amount to purchase such lesser coverage as may be obtained with such amount. If the Company elects to purchase such a tail policy, it shall give notice to Parent of such election, which notice shall include the price and all other material terms of such proposed policy, and Parent shall, if Parent gives the Company notice within three Business Days of the receipt of such notice from the Company, purchase a tail policy (which policy shall provide each Indemnified Person with coverage for six (6) years following the Effective Time on terms and conditions no less favorable than the Company’s existing officers’ and directors’ liability insurance) in lieu of the tail policy proposed by the Company. If Parent or the Company shall purchase such a tail policy prior to the Effective Time, Parent and the Surviving Corporation shall maintain such tail policy in full force and effect and continue to honor their respective obligations thereunder for the full term thereof.
     (c) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 8.03.
     (d) The rights of each Indemnified Person under this Section 8.03 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, under Delaware Law or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. Parent shall (and shall cause the Surviving Corporation and its Subsidiaries to) cause the certificate of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, advancement of expenses and exculpation that are at least as favorable to the Indemnified Persons as the indemnification, advancement of expenses and exculpation provisions contained in the certificate of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries immediately prior to the date of this Agreement, and such provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who were covered by such provisions, except as required by Applicable Law. The rights under this Section 8.03 shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.
     Section 8.04 . Benefit Plan Participation. From and after the Effective Time, subject to the terms of Parent’s current employee benefit plans, Parent shall provide, or shall cause the Surviving Corporation to provide, to each employee of the Company and its Subsidiaries who continues employment with Parent or the Surviving Corporation after the Effective Time (collectively, the “Continuing Employees”) employee benefits that are no less favorable than those Parent provides to its own similarly-situated employees. To the extent permitted under Parent’s employee benefit plans, Parent shall provide each Continuing Employee with credit for purposes of eligibility to participate and vesting under Parent’s plans for years of service with the Company (or any of its Subsidiaries) prior to the Effective Time. To the extent permitted under Parent’s employee benefit plans and subject to any third party insurer’s consent, Parent will cause any and all pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements under any group health plans of Parent in which such employees and their eligible dependents will participate to be waived (to the extent not applicable under the Company’s employee benefit plans) and will provide credit for any co-payments and deductibles prior to the Effective Time but in the plan year which includes the Effective Time for purposes of satisfying any applicable deductible, out-of-pocket or similar requirements under any such plans that may apply for such plan year after the Effective Time.
     Section 8.05 . HSR Act. Parent shall promptly inform the Company if it determines that Parent or Merger Subsidiary is required to make any filing pursuant to the HSR Act in connection with this Agreement or the transactions contemplated hereby.
ARTICLE 9
Covenants of Parent and the Company
     The parties hereto agree that:
     Section 9.01 . Reasonable Efforts. (a) Subject to the terms and conditions of this Agreement, the Company and Parent shall use their reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any governmental authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any governmental authority or other third party, including through communications with customers of the Company, in each case which are necessary, proper or advisable to consummate the transactions contemplated by this Agreement. Each of the Company and Parent shall not take or omit to take any actions that would reasonably be likely to result in the failure or material delay of clause (ii) above or any of the conditions described in paragraphs (a), (b), (c) or (d) of Annex I. The Company and Parent shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. The Company and Parent shall use their respective reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any Applicable Law in connection with the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, Parent shall make appropriate filings pursuant to Applicable Competition Laws with respect to the transactions contemplated hereby as promptly as practicable (and with respect to any applicable pre-merger notification requirements in Germany, within 5 Business Days of the date of this Agreement, and with respect to any applicable pre-merger notification requirements in China and Taiwan, within 10 Business Days of the date of this Agreement) and shall supply as promptly as practicable any additional information and documentary material that may be requested pursuant to such Applicable Competition Laws and use reasonable efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under those Applicable Competition Laws as soon as practicable, and the Company shall cooperate with all reasonable requests of Parent in connection with such filings, supply of information and materials, and other actions.
     (b) Each of Parent and the Company shall (i) promptly notify the other party hereto of any written or oral communication to that party or its Affiliates from any Governmental Authority, and of any Proceeding of any Governmental Authority commenced or, to its Knowledge, threatened against, relating to or involving that party or its Affiliates, (ii) keep the other party reasonably informed of any substantive meeting or discussion with any Governmental Authority in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated hereby, (iii) subject to all applicable privileges, including the attorney client privilege, furnish the other party with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their Affiliates and their respective Representatives, on the one hand, and any Governmental Authority or members of their respective staffs, on the other hand, in each case referred to in the foregoing clauses (i) through (iii) concerning this Agreement and the transactions contemplated hereby, and (iv) promptly notify the other party of any fact, circumstance, change or effect that could reasonably be expected to prevent Parent’s ability to timely purchase all of the Company Shares pursuant to the Offer and to make the payments in respect of Company Stock Options required by Section 3.06(b) hereof.
     (c) Notwithstanding anything to the contrary herein, nothing in this Agreement shall require Parent or any of its Subsidiaries to, nor shall the Company or any of its Subsidiaries without the prior written consent of Parent agree or offer to: (i) effect any divestiture of, or hold separate (including by establishing a trust or otherwise), or agree to restrict its ownership or operation of, any business or assets of the Company or its Subsidiaries or of Parent or its Subsidiaries, or to enter into any settlement or consent decree, or agree to any undertaking, with respect to any business or assets of the Company or its Subsidiaries or of Parent or its Subsidiaries, (ii) enter into, amend or agree to enter into or amend, any Contracts of the Company or its Subsidiaries or of Parent or its Subsidiaries, (iii) otherwise waive, abandon or alter any rights or obligations of the Company or its Subsidiaries or of Parent or its Subsidiaries or (iv) file or defend any lawsuit or legal proceeding, appeal any judgment or order or contest any injunction issued in a Proceeding initiated by a Governmental Authority, except in the case of clauses (i) through (iii) as would not, individually or in the aggregate, materially diminish the benefits that would reasonably be expected to accrue to Parent from the Merger or the consummation of the transactions contemplated hereby.
     Section 9.02 . Certain Filings. The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Company Disclosure Documents and the Offer Documents, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents or the Offer Documents and seeking timely to obtain any such actions, consents, approvals or waivers.
     Section 9.03 . Public Announcements. Parent and the Company shall consult with each other before issuing any press release or making any other public statement, or scheduling any press conference or conference call with investors or analysts, with respect to this Agreement or the transactions contemplated hereby and, except as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange, shall not issue any such press release or make any such other public statement or schedule any such press conference or conference call before such consultation.
     Section 9.04 . Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.
     Section 9.05 . Merger Without Meeting of Stockholders. If Parent, Merger Subsidiary or any other Subsidiary of Parent shall acquire at least 90% of the Tender Shares pursuant to the Offer or otherwise, Parent shall take all necessary and appropriate action to cause the Merger to be effective as soon as practicable after the acceptance for payment and purchase of Tender Shares pursuant to the Offer without the Stockholder Meeting in accordance with Section 253 of Delaware Law.
ARTICLE 10
Conditions to the Merger
     Section 10.01 . Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:
     (a) if required by Delaware Law, the Stockholder Approval shall have been obtained;
     (b) no Applicable Law shall prohibit the consummation of the Merger; and
     (c) Merger Subsidiary shall have purchased the Tender Shares pursuant to the Offer.
ARTICLE 11
Termination
     Section 11.01 . Termination. This Agreement may be terminated and the Offer may be abandoned at any time prior to the acceptance of the Tender Shares pursuant to the Offer:

     (a) by mutual written agreement of the Company and Parent;
     (b) by either the Company or Parent, if any Applicable Law has been enacted or issued that (i) makes acceptance for payment of, and payment for, the Tender Shares pursuant to the Offer or consummation of the Merger illegal or otherwise prohibited or (ii) enjoins Merger Subsidiary from accepting for payment, and paying for, the Tender Shares pursuant to the Offer or the Company or Parent from consummating the Merger and, in respect of an order, injunction, judgment, judicial decision, decree or ruling under clause (i) or (ii) above, which shall have become final and nonappealable;
     (c) by either the Company or Parent, if the Offer has not been consummated by July 7, 2007 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 11.01(c) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Offer to be consummated by such date;
     (d) by Parent, if there is an inaccuracy in the Company’s representations and warranties herein, or a breach by the Company of its covenants herein, in either case such that Merger Subsidiary’s related condition to the consummation of the Offer as set forth in Annex I would fail to be satisfied, and such inaccuracy or breach is not cured within 30 days after notice thereof and is not reasonably likely to be cured prior to the End Date;
     (e) by Parent, if an Adverse Recommendation Change shall have occurred or the Company shall have willfully and materially breached its obligations under Section 7.03 or Section 7.04;
     (f) by Parent, if there shall have occurred any change, development or event such that the conditions set forth in clause (e) of Annex I would fail to be satisfied;
     (g) by the Company, if the Company Board authorizes the Company, subject to complying with the terms of this Agreement, to enter into a written agreement concerning a Superior Proposal; provided, that the Company shall have paid any amounts due pursuant to Section 12.04(b) in accordance with the terms, and at the times, specified therein; and provided further, that, in the case of any termination by the Company pursuant to this clause (g), (A) the Company notifies Parent, in writing and at least 72 hours prior to such termination (which notice may be given concurrently with any notice contemplated by Section 7.04(d)), of its intention to terminate this Agreement and to enter into a binding written agreement concerning an Acquisition Proposal that constitutes a Superior Proposal, attaching the most current version of such agreement or a detailed summary of all material terms and conditions thereof and the identity of the Third Party making such Superior Proposal, and (B) Parent does not make, within three

Business Days of receipt of such written notification, a binding offer that Company Board determines, in good faith after considering the advice of its outside legal counsel and of a financial advisor of nationally recognized reputation, is as favorable or more favorable to the stockholders of the Company as such Superior Proposal, it being understood that the Company shall not enter into any such binding agreement during such three Business Day period; or
     (h) by the Company, at any time following March 7, 2007, if any of the conditions set forth in clauses (a), (b), (c) or (d) of Annex I (the “Regulatory Conditions”) is not satisfied; provided that the Company’s right to terminate this Agreement pursuant to this Section 11.01(h) shall not be available if the Company’s material breach of any provision of this Agreement results in the failure of the Offer to be consummated by such date.
The party desiring to terminate this Agreement pursuant to this Section 11.01 (other than pursuant to Section 11.01(a)) shall give written notice of such termination to the other party.
     Section 11.02 . Effect of Termination. If this Agreement is terminated pursuant to Section 11.01, this Agreement shall become void and of no effect with no liability on the part of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided that, if such termination shall result from the willful (i) failure of either party to fulfill a condition to the performance of the obligations of the other party or (ii) failure of either party to perform a covenant hereof, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure. The provisions of Sections 12.04, 12.07, 12.08, 12.09 and 12.10 and of the Confidentiality Agreement shall survive any termination hereof pursuant to Section 11.01.
ARTICLE 12
Miscellaneous
     Section 12.01 . Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given, if to Parent or Merger Subsidiary, to:
KLA-Tencor Corporation
160 Rio Robles
San Jose, California 95134
Attention: Chief Financial Officer
Facsimile No.: (408) 875-3030

     with a copy to:
Davis Polk & Wardwell
1600 El Camino Real
Menlo Park, California 94025
Attention: William M. Kelly
Facsimile No.: (650) 752-2111
     if to the Company, to:
Therma-Wave, Inc.
1250 Reliance Way
Fremont, California 94539
Attention: Chief Financial Officer
Facsimile No.: (510) 656-3852
     with a copy to:
Morrison & Foerster LLP
755 Page Mill Road
Palo Alto, California 94304
Attention: Michael Phillips
               Michael O’Bryan
Facsimile No.: (650) 494-0792
or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.
     Section 12.02 . Survival of Representations and Warranties. The representations, warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time, except as set forth in the Confidentiality Agreement.
     Section 12.03 . Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after the Stockholder Approval and without their further approval, no such amendment or waiver shall reduce the amount or change the kind of consideration to be received in exchange for the Company Shares.

     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.
     Section 12.04 . Expenses. (a) Except as otherwise provided herein, each party will bear its own expenses incurred in connection with the preparation, execution and performance of the transactions contemplated hereby, including, but not limited to, all fees and expenses of agents, representatives, counsel, financial advisors and accountants.
     (b) If a Payment Event (as hereinafter defined) occurs, the Company shall pay to Parent (by wire transfer of immediately available funds), if, pursuant to clause (v) below, simultaneously with the occurrence of such Payment Event or, in any other case, within two Business Days following such Payment Event, a fee of $3.69 million.
“Payment Event” means the termination of this Agreement by:
     (i) Parent or the Company pursuant to Section 11.01(c) and each of the Regulatory Conditions has been satisfied,
     (ii) Parent as a result of a breach by the Company of a covenant hereunder pursuant to Section 11.01(d),
     (iii) the Company pursuant to Section 11.01(h),
     (iv) Parent pursuant to Section 11.01(e) or
     (v) the Company pursuant to Section 11.01(g),
but in each of clauses (i) through (iii), only if (A) at the time of such termination an Acquisition Proposal (other than any nonpublic inquiry) has been received by the Company or an Acquisition Proposal has been publicly announced and such proposal has not been withdrawn and (B) within 12 months following the date of such termination, the Company enters into an agreement contemplating, or consummates, a transaction in which (1) the Company merges with or into, or is acquired, directly or indirectly, by merger or otherwise by, a Third Party as a result of which the holders of the Company’s equity securities immediately prior to the consummation of such transaction shall hold less than 50% of the voting power of the Company (or other surviving or resulting entity) following the transaction; (2) a Third Party, directly or indirectly, acquires more than 50% of the total assets of the Company and its Subsidiaries, taken as a whole; (3) a Third

Party, directly or indirectly, acquires more than 50% of the outstanding Company Shares; or (4) the Company adopts or implements a plan of liquidation, recapitalization or share repurchase relating to more than 50% of the outstanding Company Shares.
     (c) In the event that Parent or the Company terminates this Agreement pursuant to Section 11.01(c) and the sole reason that the transaction has not been consummated by the End Date is that one or more of the Regulatory Conditions has not been satisfied (but without regard to the satisfaction of the Minimum Tender Condition or the delivery of the certificates of the Company described in clauses (f) and (g) of Annex I), Parent shall pay to the Company (by wire transfer of immediately available funds), within two Business Days following such termination, a fee of $2.21 million.
     (d) Each of Parent and the Company acknowledges that the agreements contained in this Section 12.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other party would not enter into this Agreement. Accordingly, if either such party fails promptly to pay any amount due to the other party pursuant to this Section 12.04, it shall also pay any costs and expenses incurred by such other party in connection with a legal action to enforce this Agreement that results in a judgment against such party for such amount. Payment of the fees described in this Section 12.04 shall be in lieu of damages incurred in the event of breach of this Agreement, except for willful breaches.
     Section 12.05 . Disclosure Schedule References. The parties hereto agree that any reference in a particular Section of the Company Disclosure Schedule shall be deemed to be an exception only to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties of the Company that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent to a reasonable person who has read that reference and such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed.
     Section 12.06 . Binding Effect; Benefit; Assignment. (a) The provisions of this Agreement shall be binding upon and, except as provided in Section 8.03, shall inure to the benefit of the parties hereto and their respective successors and assigns.
     (b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that each of Parent and Merger Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of its Affiliates at any time and (ii) after the acceptance for payment and payment of the Tender Shares pursuant to the Offer to any Person; provided that such transfer or assignment shall not relieve Parent or Merger Subsidiary of its obligations under the Offer, enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Subsidiary or prejudice the rights of tendering stockholders to receive payment for Tender Shares validly tendered and accepted for payment pursuant to the Offer.
     Section 12.07 . No Third Party Beneficiaries. Except as provided in Section 8.03, no provision of this Agreement is intended to, and no provision of this Agreement shall, confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.
     Section 12.08 . Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.
     Section 12.09 . Jurisdiction. The parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any Proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding brought in any such court has been brought in an inconvenient forum. Process in any such Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.01 shall be deemed effective service of process on such party.
     Section 12.10 . WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     Section 12.11 . Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).
     Section 12.12 . Entire Agreement. This Agreement, together with the Tender and Support Agreement and the Confidentiality Agreement, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.
     Section 12.13 . Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
     Section 12.14 . Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

KLA-TENCOR CORPORATION

By:	/s/ Jeffrey L. Hall

	Name:	Jeffrey L. Hall
	Title:	Chief Financial Officer

FENWAY ACQUISITION CORPORATION

By:	/s/ Jeffrey L. Hall

	Name:	Jeffrey L. Hall
	Title:	President

THERMA-WAVE, INC.

By:	/s/ Boris Lipkin

	Name:	Boris Lipkin
	Title:	President and CEO
[Signature Page to Agreement and Plan of Merger]

ANNEX I
     Subject to the terms and conditions of the Agreement, Merger Subsidiary shall not be required to accept for payment or pay for any Tender Shares, and may terminate the Offer, if at the expiration of the Offer, (1) the Minimum Condition shall not have been satisfied or (2) any of the following conditions shall not have been satisfied and such non-satisfaction shall be continuing:
     (a) Applicable Competition Law. Any waiting period under any Applicable Competition Law that is required in connection with the Offer shall have expired or have been terminated.
     (b) Governmental Approval. Parent, the Company and Merger Subsidiary and their respective Subsidiaries shall have timely obtained from each Governmental Authority all material approvals, waivers and consents, if any, necessary for consummation of or in connection with the Merger and the other transactions contemplated by the Agreement.
     (c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition prohibiting the consummation of the Offer or the Merger shall be in effect; nor shall any Applicable Law be enacted, entered or enforced which prohibits the consummation of the Offer or the Merger.
     (d) No Governmental Proceedings. No suit, action, litigation, or proceeding brought by any Governmental Authority shall be pending (i) challenging or seeking to make illegal, to delay materially or otherwise to restrain or prohibit the consummation of the Offer or the Merger, (ii) seeking to restrain or prohibit Parent’s or Merger Subsidiary’s ownership or operation (or that of their respective Subsidiaries or Affiliates) of all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, or to compel Parent or any of its Subsidiaries or Affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole.
     (e) Material Adverse Effect. No change shall have occurred since the date of the Agreement that has a Material Adverse Effect.
     (f) Representations and Warranties. The Specified Company Representations shall in each case be true and correct (other than in de minimis respects) as of the date of the Agreement and as of the expiration of the Offer as though made as of the expiration of the Offer, except to the extent such representations and warranties are expressly made only as of an earlier date, in
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which case as of such earlier date. The Other Company Representations shall in each case be true and correct as of the date of the Agreement and as of the expiration of the Offer as though made as of the expiration of the Offer, except to the extent any Other Company Representations are expressly made only as of an earlier date, in which case as of such earlier date; provided that, if any of the Other Company Representations shall not be true and correct (for this purpose disregarding any qualification or limitation as to materiality or Material Adverse Effect), then the condition stated in this clause shall be deemed satisfied if and only if the cumulative effect of all inaccuracies of such representations and warranties (for this purpose disregarding any qualification or limitation as to materiality or Material Adverse Effect) do not have a Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and Chief Financial Officer to the foregoing effect.
     (g) Series B Convertible Preferred Shares. All of the issued and outstanding Series B Convertible Preferred Shares shall have been validly tendered in accordance with the terms of the Offer, prior to the scheduled expiration date of the Offer (as it may be extended pursuant to the Agreement) and not withdrawn.
     (h) Performance of Covenants and Obligations of the Company. The Company shall have performed in all material respects its covenants and obligations required to be performed by it under the Agreement at or prior to the expiration of the Offer, and Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and Chief Financial Officer to such effect.
     (i) Definitive Agreement. The Agreement shall be in full force and effect and shall not have been terminated.
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ANNEX II
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
THERMA-WAVE, INC.
     FIRST: The name of the corporation is Therma-Wave, Inc. (the “Corporation”).
     SECOND: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is Corporation Trust Company.
     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“Delaware Law”).
     FOURTH: The total number of shares of common stock which the Corporation shall have authority to issue is 1,000, and the par value of each such share is $0.001.
     FIFTH: The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation.
     SIXTH: Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.
     SEVENTH: The Corporation expressly elects not to be governed by Section 203 of Delaware Law.
     EIGHTH: (1) A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware Law.
     (2)(a) Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership,
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joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware Law. The right to indemnification conferred in this ARTICLE EIGHTH shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware Law. The right to indemnification conferred in this ARTICLE EIGHTH shall be a contract right.
     (b) The Corporation may, by action of its Board of Directors, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Delaware Law.
     (3) The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under Delaware Law.
     (4) The rights and authority conferred in this ARTICLE EIGHTH shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.
     (5) Neither the amendment nor repeal of this ARTICLE EIGHTH, nor the adoption of any provision of this Certificate of Incorporation or the bylaws of the Corporation, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall eliminate or reduce the effect of this ARTICLE EIGHTH in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification.
     NINTH: The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by Delaware Law and, with the sole exception of those rights and powers conferred under the above ARTICLE EIGHTH, all rights and powers conferred herein on stockholders, directors and officers, if any, are subject to this reserved power.
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SCHEDULE I
Company’s Knowledge
Kent Buller
Clay Cottingham
Mike Darby
Ellen Fields-Sischka
Boris Lipkin
John Mathews
Lena Nicolaides
Jon Opsal
Joe Passarello
Brian Renner
Alex Salnik
Noel Simmons
Raul Tan
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